     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       FRANKLIN TELECOMMUNICATIONS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                             3670                            95-3733534
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

     733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361 (805) 373-8688 (ADDRESS AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                FRANK W. PETERS
            733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361
                                (805) 373-8688
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPY TO:

                            ROBERT J. ZEPFEL, ESQ.
                               PHILLIPS & HADDAN
                        4695 MACARTHUR COURT, SUITE 840
                        NEWPORT BEACH, CALIFORNIA 92660
                                (714) 752-6100

                                ---------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                             PROPOSED       PROPOSED
                                            DOLLAR AMOUNT    MAXIMUM        MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF                TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
        SECURITIES TO BE REGISTERED          REGISTERED      PER UNIT    OFFERING PRICE     FEE
----------------------------------------------------------------------------------------------------
Common Stock..............................  $10,863,125*      $3.50*      $10,863,125*   $3,291.86
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the filing fee

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       FRANKLIN TELECOMMUNICATIONS CORP.

      CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION
             REQUIRED BY ITEMS OF FORM S-1 REGISTRATION STATEMENT.

       REGISTRATION STATEMENT ITEMS AND
                   HEADINGS
       --------------------------------
  1. Forepart of the Registration
      Statement and Outside Front Cover
      of Prospectus......................   Facing Page; Cross-Reference Sheet;
                                             Cover Page of Prospectus.

  2. Inside Front and Outside Back Cover
      Pages of Prospectus................   Inside Front and Outside Back Cover
                                             Page of Prospectus; Additional
                                             Information.

  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges............................   Prospectus Summary; Risk Factors.

  4. Use of Proceeds.....................   Use of Proceeds.

  5. Determination of Offering Price.....   Cover Page of Prospectus; Plan of
                                             Distribution.

  6. Dilution............................   Dilution.

  7. Selling Security Holders............   Selling Shareholders.

  8. Plan of Distribution................   Cover Page of Prospectus; Plan of
                                             Distribution.

  9. Description of Securities to be
      Registered.........................   Description of Common Stock.

 10. Interest of Named Experts and
      Counsel............................   Not Applicable.

 11. Information with Respect to the
      Registrant.........................   Prospectus Summary; Risk Factors;
                                             Capitalization; Selected Financial
                                             Data; Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations; Business;
                                             Management; Principal Shareholders.
 12. Disclosure of Commission Position on
      Indemnification for Securities Act    Part II of Registration Statement.
      Liabilities........................

PROSPECTUS

                               3,103,750 SHARES

                       FRANKLIN TELECOMMUNICATIONS CORP.

                                 COMMON STOCK

                               ----------------

  All of the 3,103,750 shares of Common Stock offered hereby, including 2,055,000 shares issuable upon exercise of warrants held by certain investors (the "Warrants"), are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders; however, it may receive proceeds from the exercise of warrants held by the Selling Shareholders, and an additional amount equal to 30% of the net proceeds received by the Selling Shareholders from the sale of the shares, to the extent such net proceeds exceed $4.00 per share. See "Selling Shareholders" and "Plan of Distribution." The Company's Common Stock is traded on the OTC Bulletin Board under the symbol FTEL. The closing price of the Company's Common Stock on April 4, 1997 was $3.50 per share.

  The Company designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals.

                               ----------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND LIMITED
                   LIQUIDITY. SEE "RISK FACTORS" ON PAGE 5.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION NOR HAS  THE COMMISSION PASSED UPON THE ACCURACY
    OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
      A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is         , 1997.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company.

                               PROSPECTUS SUMMARY

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals. The Company is a California corporation formed in 1981. Its address is 733 Lakefield Road, Westlake Village, California 91361 and its telephone number is (805) 373-8688.

                                  THE OFFERING

 By Selling Shareholders..........  3,103,750 shares of the Company's Common
                                    Stock, including 2,055,000 shares issuable
                                    upon the exercise of warrants held by
                                    certain investors (the "Warrants"), 611,750
                                    shares previously issued upon the exercise
                                    of warrants and stock options, and 437,000
                                    shares issued in connection with certain
                                    acquisitions made by the Company. The
                                    Company will not receive any proceeds from
                                    the sale of these shares. However, if the
                                    Selling Shareholders who hold Warrants
                                    determine to exercise their Warrants in
                                    order to sell shares hereunder, the Company
                                    will receive the net proceeds of the
                                    exercise of the Warrants. If all of the
                                    Warrants were exercised, the Company would
                                    receive proceeds of $2,628,750, plus an
                                    additional amount equal to 30% of the net
                                    proceeds of the sale of the shares issued
                                    upon exercise of the Warrants, to the
                                    extent such net proceeds exceed $4.00 per
                                    share.

 Common Stock Currently
  Outstanding.....................  15,080,821 shares, including the 2,055,000 shares issuable upon exercise of the
                                    Warrants.

 Risk Factors.....................  The securities involve a high degree of risk and limited liquidity. See "Risk
                                    Factors."

                            SELECTED FINANCIAL DATA

  The following selected financial data has been derived from the Company's audited consolidated financial statements and unaudited interim financial statements included elsewhere herein.

                                                             SIX MONTHS ENDED
                              YEARS ENDED JUNE 30,             DECEMBER 31,
                         --------------------------------  ---------------------
                           1994       1995        1996       1995        1996
                         ---------  ---------  ----------  ---------  ----------
STATEMENT OF OPERATIONS
 DATA (IN THOUSANDS,
 EXCEPT PER SHARE DATA):
Net sales............... $   1,241  $   1,481  $      430  $     211  $      881
Gross profit (loss).....       725        963        (160)      (135)        440
Income (loss) from
 operations.............      (473)      (173)     (1,497)      (757)       (434)
Net (loss)..............      (485)      (160)     (1,467)      (740)       (252)
Net (loss) per common
 share.................. $   (0.08) $   (0.02) $    (0.14) $    (.08) $     (.02)
Weighted average common
 shares outstanding..... 5,753,589  6,475,984  10,279,281  9,829,276  11,864,085

                                               JUNE 30,        DECEMBER 31,
                                            ----------------  ----------------
                                             1995     1996     1995     1996
                                            -------  -------  -------  -------
BALANCE SHEET DATA (IN THOUSANDS):
Total assets............................... $   998  $   712  $ 1,119  $ 1,840
Total liabilities.......................... $ 1,384  $ 1,461  $ 1,310  $ 1,791
Accumulated deficit........................ $(4,684) $(6,151) $(5,424) $(6,403)

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should carefully be considered in evaluating an investment in the shares of Common Stock offered hereby.

OPERATING LOSSES

  The Company has incurred operating losses in each of its last three fiscal years and has an accumulated deficit, as of December 31, 1996, of $6,403,000. The Company's operating losses have resulted from a number of factors, including reduced demand for the Company's legacy hardware products, increasing expenses relating to the development of new hardware products, expenses related to installing the infrastructure for the Internet services business of its majority-owned subsidiary, FNet, and increasing sales and marketing expenses to promote new products and services. During the period between January 1, 1997 and February 28, 1997, the Company's subsidiary, FNet, raised approximately $1,327,000 in equity financing. The Company has been dependent on this equity financing to sustain its ongoing operations. Consequently, an investment in the Company is highly speculative and no assurance can be given that purchasers of the shares of Common Stock offered hereby will realize any return on their investment or that purchasers will not lose their entire investment.

ORGANIZATION OF SUBSIDIARY AND POTENTIAL CONFLICTS OF INTEREST; NEW BUSINESS VENTURE

  During 1996 the Company restructured its subsidiary, Franklin Datacom, Inc. from a manufacturer of communications hardware into an Internet service provider and changed its name to FNet. The Company has devoted significant resources and management time to the organization and development of FNet. The Company owns approximately 74% of the common stock of FNet, with the balance owned by members of management, including the Company's President, and certain investors. To the extent that FNet issues additional securities, either for cash, in connection with acquisitions or upon the exercise of options, the Company's percentage ownership will be reduced. As of the date of this Prospectus there were options to purchase 2,139,000 shares of FNet outstanding, constituting approximately 10.6% of the outstanding shares. While management believes that the growth of FNet will eventually inure to the benefit of the Company through increased demand for its communications hardware as well as the value of its interest in FNet, it may have an adverse effect on the Company's principal business in the short term due to competing demands on the Company's resources and management. Also, the fact that members of the Company's management, including its President, hold a direct interest in FNet may pose conflicts of interest over the long term. FNet is in the nature of a new business venture, with no significant assets or revenues from operation; accordingly, it can be expected that its future operating results will be subject to many of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, over many of which the Company has no control. There can be no assurance, therefore, that FNet will be able to achieve or sustain profitability in future periods or that the Company's investment of time and resources into it will be repaid.

RESULTS FOR SIX MONTHS ENDED DECEMBER 31, 1996; DEPENDENCE ON A SINGLE
CUSTOMER

  While the Company's revenues for the period of six months ended December 31, 1996 showed a significant increase over the revenues for the prior period, substantially all the increase was due to sales of the Company's Wide Area Network products to a single customer. Such products are technologically dated, and the demand for them during the period was due principally to expansion of the business of the customer that already had a significant investment in a wide area network utilizing the products. Accordingly, there can be no assurance that revenues for subsequent periods will remain at these levels, and it is unlikely that the Company will receive significant additional orders for its Wide Area Network products from this customer or others.

DEPENDENCE ON MAJOR CUSTOMERS

  Sales of the Company's communications products are concentrated in a relatively small number of customers, who account for a significant portion of revenues. During the fiscal year ended June 30, 1996, four customers accounted for approximately 60% of the Company's product sales, and in the period of six months ended December 31, 1996 two customers accounted for approximately 63% of revenues. The loss of any of these major customers could have a material adverse effect on the Company. The Company has no ongoing supply contracts with any of these customers.

GENERAL RISKS OF BUSINESS

  Any future success that the Company might enjoy will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include technological advances or product obsolescence, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of supplies, personnel, and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

RISKS ASSOCIATED WITH MANAGEMENT OF POTENTIAL GROWTH

  The Company's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, financial and information systems resources. To accommodate its current size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems is required to accommodate its growth. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the Company to manage effectively its future growth would have a material adverse effect on the Company. This problem may be exacerbated to the extent the Company continues to acquire additional businesses, as each such business must then be integrated into the Company's operations and systems.

  Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding customer base, and the Company has occasionally experienced difficulties satisfying the demand for its Internet services. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to facilitate the Company's growth. The Company believes that its ability to provide timely access for customers and adequate customer and technical support largely will depend on its ability to attract, identify, train, integrate and retain qualified personnel. Failure to provide adequate customer and technical support services would adversely affect the Company's ability to maintain and increase its customer base, and could therefore have a material adverse effect on the Company. See "Dependence on Network Infrastructure and Capacity; System Failure and Security Risks," "Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" and "Business."

NEED FOR ADDITIONAL CAPITAL

  The proceeds of this offering will be received by the Selling Shareholders. While the Company may receive cash from the exercise of warrants held by the Selling Shareholders, there can be no assurance that the Company will derive any specific amount of proceeds from this offering. Developments in the Company's business and possible expansion into other markets could indicate that the Company should expand its business at a faster rate than that currently planned for. Moreover, there can be no assurance that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which would require that the Company seek additional funds through equity, debt or other external financing. In any event, it is likely that the Company will attempt to raise additional capital to meet its obligations and to accelerate its growth. There can be no assurance that any additional capital resources which the Company may need will be available to the Company if and when required, or on terms that will be acceptable to the Company. If additional financing is required, or desired, the Company may be required to forgo a substantial interest in its future revenues or dilute the equity interests of existing shareholders, and a change in control of the Company may result.

QUARTERLY OPERATING RESULTS

  The Company's operating results may vary significantly due to a variety of factors, including the availability and cost of materials and components, the introduction of new products by the Company or its competitors, the timing of the Company's marketing efforts, pricing pressures, general economic and industry conditions that affect customer demand, and other factors.

DEPENDENCE ON KEY PERSONNEL

  The Company's success will depend to a significant extent upon the continued service of its founder, Frank W. Peters, the Company's President and Chief Executive Officer. The Company also will depend on its ability to attract, retain and motivate such additional qualified personnel as may be needed. The competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires. The Company does not maintain "key man" insurance on any of its employees.

COMPETITION; NEW PRODUCTS AND TECHNOLOGICAL CHANGES

  The data communications industry is extremely competitive. The Company's principal competitors in the manufacture of communications hardware are Telematics, Micom, Memotech Data, Dynatech Corporation, Ascend Communications, Cisco Systems and U.S. Robotics. Most of these companies have substantially greater marketing, financial, technical and field support resources than the Company. In addition, the Company could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future. The field of data communications is also marked by rapid changes in technology, which can cause products to become obsolete over very short time frames.

  The performance of the Company will depend on the success of its existing hardware products and services as well as its ability to develop and market new hardware products and services or enhance its existing hardware products and services to meet changing technology, pricing considerations and other market factors. The Company's business would be adversely affected if the Company were to incur delays in developing new hardware products and services or enhancements to existing hardware products and services or if such hardware products and services or enhancements did not gain market acceptance. There can be no assurance that the Company's existing or future hardware products and services will be successful or profitable. In addition, there can be no assurance that new hardware products and services developed by others will not render the Company's hardware products and services noncompetitive or obsolete.

  The Internet services market in which the Company's FNet subsidiary operates is extremely competitive, and the Company expects competition in this market to intensify in the future. FNet's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than FNet. FNet competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional Internet Service Providers such as IDT Corporation, MindSpring Enterprises, Inc., Netcom On-line Communication Services, Inc., PSINet, Earthlink and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies such as AT&T Corp., MCI Communications Corporation and Sprint Corporation; (v) regional Bell operating companies ("RBOCs"); (vi) cable operators such as Comcast Corporation, Tele-Communications, Inc. and Time Warner, Inc.; and (vii) nonprofit or educational Internet Service Providers.

  The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for FNet. The ability of these competitors or others to bundle services and products with Internet connectivity services could place FNet at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on FNet. For example, AT&T has recently expanded its Internet services offerings. The Company believes that AT&T's expansion has substantially increased pricing pressure in the industry. In addition, certain of FNet's online competitors, including America Online, the Microsoft Network and Prodigy, have recently introduced unlimited access to the Internet and their proprietary content at flat rates that are generally equivalent to FNet's monthly flat rate, and do not require a set-up fee. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). As a result, competition for active users of Internet services has intensified. There can be no assurance that FNet will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise.

  Competition is also expected to focus increasingly on overseas markets, in which Internet services are just beginning to be introduced. Although the Company has established sales of its data communications hardware products overseas, FNet is not presently seeking to penetrate overseas markets for Internet services. To the extent that the ability to provide Internet services overseas becomes a competitive advantage in the Internet services industry, the failure of FNet to penetrate overseas markets may result in FNet being at a competitive disadvantage relative to other Internet access providers.

DEPENDENCE ON NETWORK INFRASTRUCTURE AND CAPACITY; SYSTEM FAILURE AND SECURITY RISKS

  The future success of FNet's business will depend on the capacity, reliability and security of its network infrastructure. FNet will be required to expand and improve this infrastructure as the number of customers and the amount and type of information its customers communicate over the Internet increases, and the means by which customers connect to the Internet evolve. Such expansion and improvement may require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or improve its network infrastructure to meet any additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost, if at all.

  Capacity constraints have occurred at many Internet Service Providers, both at the level of particular "points of presence" ("POPs") (affecting only customers attempting to use that particular POP) and in connection with system wide services (such as e-mail and news services, which can affect all customers). From time to time, FNet has experienced delayed delivery from suppliers of new telephone lines, modems, servers and other equipment used by FNet in providing its services. Any severe shortage of new telephone lines, modems, servers or other equipment could result in incoming access lines becoming full during peak times, causing busy signals for customers who are trying to connect to the Internet. Similar problems may occur if FNet is unable to expand the capacity of its various network, e-mail, World Wide Web and other servers quickly enough to keep pace with demand from the Company's expanding customer base. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. Further, if FNet does not maintain sufficient capacity in its network connections, customers will experience a general slowdown of all services on the Internet. Any of these events could cause customers to terminate use of FNet's services. Accordingly, any failure of FNet to expand or enhance its network infrastructure on a timely basis, or to adapt it to an expanding customer base, changing customer requirements or evolving industry standards, could have a material adverse effect on the Company.

  FNet's operations are dependent on its ability to protect its telecommunications and computer equipment against damage from fire, earthquake, power loss, telecommunication failure and similar events. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters and network hub or at POPs through which customers connect to the Internet could cause interruptions in the services provided by FNet. In addition, failure of FNet's telecommunications providers to provide the data communications capacity required by FNet as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by FNet, which could have a material adverse effect on the Company.

  FNet's network infrastructure may be vulnerable to computer viruses and other similar disruptive problems caused by its customers, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions, delays in or cessation of service to FNet's customers, as well as corruption of FNet's or its customers' computer systems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of FNet or those of its customers, which may cause losses to FNet or its customers, or deter certain persons from using FNet's services. The Company expects that FNet's customers may increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to FNet's customers, which could have a material adverse effect on the Company. In addition, there can be no assurance that customers or others will not assert claims of liability against FNet or the Company as a result of these events.

  FNet does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunications facilities. Any accident, incident or system failure that causes interruptions in FNet's operations could have a material adverse effect on its ability to provide Internet services to its customers, and, in turn, on the Company.

PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on protecting its proprietary technology. While the Company has patents covering certain of its products, its relies principally on trade secret law, confidentiality agreements and its technical abilities and responsiveness to the demands of customers to protect its proprietary rights. See "Business--Patents and Trademarks." There can be no assurance that the Company's technology will not be subject to misappropriation or independent third-party development of similar technology.

REGULATORY MATTERS

  Regulations of the Federal Communications Commission (the "FCC") affect various products of the Company. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premises. The Company currently complies with these regulations and foresees no problem in complying with these regulations in the future. Changes in existing laws and regulations which govern the telecommunications industry could affect the business of the Company.

  FNet provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. FNet is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future FNet could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Several long distance telephone carriers have filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to FNet's entry into the Internet telephone market. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include Internet Service Providers. Although the Chairman of the FCC has indicated his opposition to levying service charges against Internet Service Providers, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject Internet Service Providers to state regulation.

  The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company. See "Business-- Government Regulation."

POTENTIAL LIABILITIES ASSOCIATED WITH OPERATING AN INTERNET SERVICE PROVIDER

  The law relating to the liability of Internet Service Providers and online service companies for information carried on or disseminated through their networks has not yet been definitively established. Several private lawsuits seeking to impose such liability upon Internet Service Providers and online services companies are currently pending. Although no such claims have been asserted against FNet to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act imposes fines on any entity that knowingly (i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. As the law in this area develops, the potential imposition of liability upon FNet for information carried on and disseminated through its network could require it to implement measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of such expenditure, contesting any such asserted claims or the imposition of liability could have a material adverse effect on FNet.

  Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company.

DEPENDENCE ON TELECOMMUNICATIONS CARRIERS

  FNet relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long distance lines for its Internet service. As such, FNet is subject to potential disruptions in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption. Any such disruptions could have a material adverse effect on FNet.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET; NEW AND UNCERTAIN MARKET; CUSTOMER RETENTION

  FNet's future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of, and interest in, the Internet, and in particular the World Wide Web, is a recent phenomenon and there can be no assurance that Internet usage will become more widespread, that extensive Internet content will continue to be developed or that extensive Internet content will continue to be accessible at no or nominal cost. The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure or of performance improvements. If use of the Internet does not continue to grow, FNet would be materially and adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will be able to support the demands placed on it by such potential growth. See "Risks Associated with Management of Potential Growth."

  The sales, marketing and other costs to FNet of acquiring new customers are substantial relative to the monthly fee derived from such customers. Accordingly, FNet's long-term success largely depends on its ability to retain its existing customers, while continuing to attract new customers. FNet continues to invest significant resources in its infrastructure and customer and technical support capabilities. However, there can be no assurance that such investment will improve customer retention. Because the Internet services market is new and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible, for FNet to predict future customer retention rates. Moreover, intense competition from competitors, some of whom offer many free hours of services for new customers, have most likely caused, and may continue to cause, some of FNet's customers to switch to a competitor's service. In addition, a certain number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors could adversely affect FNet's customer retention rates. Any decline in customer retention rates would have a material adverse effect on FNet.

LIMITED MARKET FOR THE COMMON STOCK

  The Company's Common Stock is traded on the OTC Bulletin Board, but is not listed on any stock exchange or on NASDAQ. Trading volume in the Common Stock has fluctuated considerably in the recent past. The Company has filed for the registration of the entire class of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to make the Company a "reporting company" in that it will be required to file all of the reports, proxy statements and other information required to be filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act.

POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES

  The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and general trends in the investment markets, as well as general economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. Moreover, unless and until it is approved for quotation on NASDAQ, the Company's Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in the Company's Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.

                                USE OF PROCEEDS

  The Company will not receive the proceeds of sales of shares by the Selling Shareholders. However, if the Selling Shareholders who hold Warrants determine to exercise their Warrants in order to sell shares hereunder, the Company will receive the proceeds of the exercise of the Warrants. If all of the Warrants were exercised, the Company would receive net proceeds of a minimum of $2,628,750, plus an additional amount equal to 30% of the net proceeds of the sale of the shares issued upon exercise of the Warrants, to the extent such proceeds exceed $4.00 per share. See "The Warrants." The Company plans to use any such net proceeds for expanded advertising and marketing, payment of trade accounts payable, and as working capital. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenue growth and the amount of cash generated by the Company's operations. To the extent such proceeds are not utilized immediately, they will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals. The Company is a California corporation formed in 1981.

  Forward-looking statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations--including statements regarding the Company's entrance into the Internet business, newly introduced products, development of "telephone-to-telephone" service capabilities over the Internet, net sales, gross profit, operating expenses, other income and expenses, liquidity and cash needs and the Company's plans and strategies--are all based on current expectations, and the Company assumes no obligation to update this information. Numerous factors could cause actual results to differ from those described in the forward-looking statements. See "Risk Factors."

  The Company has recently re-focused its business from manufacturing primarily LAN and WAN products to providing telecommunications and Internet products and services. Beginning in the six months ended December 31, 1996, the Company has begun to generate revenues from these new business lines. Sales had been declining for the Company's existing hardware products during the previous fiscal year, while the newly developed hardware products and Internet services were not yet ready for market. Initial demand for the Company's newly introduced D-Mark Channel Bank hardware product line appears to be strong, with interest primarily coming from Fortune 500 communications companies. The Company is also currently developing a new line of hardware products to complement the D-Mark's capabilities. FNet's Internet service business has been growing at a rate better than that initially expected by management, and it anticipates that rapid growth will result from the introduction of planned "Telephone to Telephone" capabilities over the Internet, which are currently under development.

  FNet is in the nature of a new business venture; accordingly, it can be expected that its future operating results will be subject to many of the risks inherent in establishing a new business enterprise. There can be no assurance, therefore, that FNet will be able to achieve or sustain profitability in future periods or that the Company's investment of resources into it will be repaid.

  The Company's D-Mark Channel Bank takes a digital T1 telephone line and channelizes it into 24 analog data/voice lines for either modems, faxes, or telephones. With the declining cost of T1 digital lines, the Company believes that the D-Mark Channel Bank provides an effective, low-cost solution for utilizing analog lines for companies using 16 or more phones or modems.

  In designing the D-Mark Channel Bank, the Company's primary target market was Internet Service Providers. With the growth of the Internet, the Company believes that the D-Mark Channel Bank can satisfy the requirements of Internet Service Providers for providing analog lines for modem banks to provide service for their dial-up accounts.

  Companies such as U.S. Robotics, Texas Instruments and Cirrus Logic have purchased the D-Mark Channel Bank for testing and engineering of the latest 56K (X2) modem technology. The Company is currently working with engineers from AT&T on a project integrating the D-Mark Channel Bank for use by its field engineers, in order to take calls in from the analog ports and send them back through to the digital T-1 port.

  These applications were not originally considered by the Company, but were discovered by and in conjunction with purchasers of the product. Due to the rapidly changing pace of the telecommunications industry, management believes that the D-Mark Channel Bank will continue to be a leading edge product because of its upgradability and flexibility. The Company also manufactures D4 T-1 Channel Banks, which are capable of terminating a telephone company T1 line which contains 24 voice and or data circuits. This termination takes the T-1 serial port and turns it into 24 central office type telephone outlets which will accept 24 desk phones or a PBX. The Company also has under development an ISA bus computer card which combines a V.34 Modem and the functions of the channel bank into one 8 port card, thus lowering the cost of data, not voice, for Internet Service Providers to accept a large number of analog modem subscribers. As part of the channel bank the Company also offers an 8 port station analog card (ICV-8) for the CTI market.

  As with any new line of business, there can be no assurance that the D-Mark Channel Bank and other newly developed communications products will gain widespread market acceptance or be profitable. In addition, there can be no assurance that new hardware products and services developed by others will not render the Company's hardware products and services noncompetitive or obsolete.

  The recent acquisition of Internet Passport has complemented FNet's capabilities, allowing FNet to offer an Internet format for requesting high-speed satellite transmissions of volume data. Internet Passport is an Internet Service Provider that has obtained contractual arrangements with satellite transmission providers.

RESULTS OF OPERATIONS

 Six Months Ended December 31, 1996 and 1995

  Net Sales. Net sales increased by $670,000, or 318%, from $211,000 in the six months ended December 31, 1995 to $881,000 in the six months ended December 31, 1996. The overall increase is due to resurgence in demand for wide area network products, initial demand for newly introduced hardware products, and introduction of Internet services. Five customers constituted 78% of total sales for the six months ended December 31, 1996. The increase in sales of wide area network products related to shipments of the ACP 186, an existing communication board used by a significant customer who significantly expanded its operations during the period. Sales of the ACP 186 for the six months ended December 31, 1996 were $464,000. The revenue mix for the six months ended December 31, 1996 consisted of 80% wide area network products, 8% newly introduced D-Mark hardware products, and 12% Internet services.

  Gross Profit (Loss). Gross profit increased as a percentage of net sales to 50% for the six months ended December 31, 1996, from a gross loss of 64% of net sales for the corresponding period of 1995. The gross profit percentage increase can be attributed to increased sales of higher margin products and a spreading of fixed manufacturing overhead costs over a larger sales base.

  Operating Expenses. Operating expenses increased by $252,000, or 41%, from $622,000 in the six months ended December 31, 1995 to $874,000 in the six months ended December 31, 1996. The increase is attributable to increased product development costs for the recently introduced hardware products, costs in developing the Internet services infrastructure, increased sales and marketing efforts, and costs in enhancing the general and administrative infrastructure to support higher sales volumes.

  Other Income (Expense). Interest expense increased by $3,000, or 21%, from $14,000 in the six months ended December 31, 1995 to $17,000 in the six months ended December 31, 1996, due primarily to an increase in loans from an officer of the Company. Other income decreased by $20,000, or 65%, from $31,000 in the six months ended December 31, 1995 to $11,000 in the six months ended December 31, 1996, due to various non-operating items.

 Fiscal Year Ended June 30, 1996 Compared to Fiscal Year Ended June 30, 1995

  Net Sales. Net sales decreased by $1,051,000, or 71%, from $1,481,000 in the year ended June 30, 1995 to $430,000 in the year ended June 30, 1996. The decrease was due to reduced demand for the Company's legacy wide area network products. The new products introduced in the six months ended December 31, 1996 were under continuing development during the year ended June 30, 1996, and therefore were not available for sale. In addition, the Internet services offered by the Company's subsidiary, FNet, were still in development, and therefore were not yet available.

  Gross Profit (Loss). The Company experienced a decrease in gross margin that resulted in a gross loss as a percentage of net sales of 37% for the year ended June 30, 1996, from 65% gross profit on net sales for the corresponding period of 1995. The gross margin percentage decrease can be attributed to a $226,000 writedown of inventory valuation to reserve for obsolete and slow moving inventory and a spreading of fixed manufacturing overhead costs over a smaller sales base.

  Operating Expenses. Operating expenses increased by $201,000, or 18%, from $1,136,000 in the year ended June 30, 1995 to $1,337,000 in the year ended June 30, 1996. The increase is attributable to increased product development costs for the recently introduced hardware products, costs in developing the Internet services infrastructure, increased sales and marketing efforts, and costs in expanding administrative capabilities to support higher sales volumes.

  Other Income (Expense). Interest expense increased by $16,000, or 160%, from $10,000 in the year ended June 30, 1995 to $26,000 in the year ended June 30, 1996, due primarily to an increase in loans from an officer of the Company. Other income decreased by $30,000, or 120%, from $25,000 in the year ended June 30, 1995 to an expense of $5,000 in the year December 31, 1996, due to various non-operating items.

 Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

  Net Sales. Net sales increased by $240,000, or 19%, from $1,241,000 in the year ended June 30, 1994 to $1,481,000 in the year ended June 30, 1995. The increase was due to greater demand for the Company's wide area network products.

  Gross Profit. Gross profit increased as a percentage of net sales to 65% for the year ended June 30, 1995, from 58% gross profit on net sales for the corresponding period of 1994. The gross margin percentage increase can be attributed to increased sales of higher margin products.

  Operating Expenses. Operating expenses decreased by $62,000, or 5%, from $1,198,000 in the year ended June 30, 1994 to $1,136,000 in the year ended June 30, 1995. The decrease is attributable to reduced spending on product development costs. Costs for sales, marketing and general and administrative expenses remained similar for both periods.

  Other Income (Expense). Interest expense decreased by $4,000, or 29%, from $14,000 in the year ended June 30, 1994 to $10,000 in the year ended June 30, 1995, due primarily to the reduction of debt. Other income increased by $21,000, or 525%, from $4,000 in the year ended June 30, 1994 to $25,000 in the year December 31, 1995, due to various non-operating items.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents and net working capital totaled $379,000 and $213,000, respectively, as of December 31, 1996. The primary source of cash was net proceeds generated from equity financing. The Company has relied on sales of new shares and the exercise of warrants and options to fund operations for an extended period of time. The Company received $114,000, $987,000 and $701,000 in equity financing, for the years ended June 30, 1995 and 1996, and for the six months ended December 31, 1996, respectively. Its subsidiary, FNet, raised $140,000 for the six months ended December 31, 1996. FNet has continued to experience losses, due to the growth nature of the Internet services business. However, FNet received an additional $1,327,000 in equity financing between the period January 1, 1997 through February 28, 1997. The above amounts for equity financing do not include shares issued for services or in connection with acquisitions.

  In addition to the equity financing described above, the Company's President has deferred portions of his compensation, and has on occasion, converted debt to equity, in order to preserve the Company's cash.

  The Company anticipates that its primary uses of working capital in future periods will be for acquisitions, increases in product development, expansion of its marketing plan, development of new branch offices and funding of increases in accounts receivable. Development of new branch offices may be achievable through acquisitions. Although the Company seeks to use its Common Stock to make acquisitions to the extent possible, many acquisition candidates may require that all or a significant portion of the purchase price be paid in cash.

  The Company believes that the proceeds from the exercise of the Warrants, together with existing cash and cash equivalents and cash flow from operations, will be sufficient to meet the Company's presently anticipated working capital needs for at least the next 12 months. The Company regularly evaluates various potential acquisitions, which could require a substantial portion of the net proceeds from the exercise of the Warrants. To the extent the Company uses its cash resources for acquisitions, the Company may be required to obtain additional funds, if available, through borrowings or equity financings. There can be no assurance that such capital will be available on acceptable terms. If the Company is unable to obtain sufficient financing, it may be unable to fully implement its growth strategy.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below for the fiscal years ended June 30, 1994, 1995 and 1996 have been derived from the Company's consolidated financial statements, audited by Corbin & Wertz, included elsewhere in this Prospectus, and should be read in conjunction with those consolidated financial statements (including the notes thereto). The selected financial data set forth below for the fiscal years ended June 30, 1992 and 1993 have been derived from the Company's consolidated financial statements, audited by Corbin & Wertz, but which are not included in this Prospectus. The selected financial data set forth below for the six months ended December 31, 1995 and 1996 have been derived from unaudited financial statements which are also included herein, and which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations for the six months ended December 31, 1995 and 1996. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of results to be expected for any future quarter or for the fiscal year ending June 30, 1997.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                                                   SIX MONTHS ENDED
                                        YEARS ENDED JUNE 30,                          DECEMBER,
                         ------------------------------------------------------  ---------------------
                           1992       1993       1994       1995        1996       1995        1996
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
                                                                                     (UNAUDITED)
Sales................... $   2,401  $   2,512  $   1,241  $   1,481  $      430  $     211  $      881
Cost of sales...........     1,821        778        516        518         590        346         441
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
 Gross profit (loss)....       580      1,734        725        963        (160)      (135)        440
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
Operating expenses:
 Research and
  development expenses..       598        519        327        308         320        172         215
 Selling, general and
  administrative
  expenses..............     1,407      1,088        871        828       1,017        450         659
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
   Total operating
    expenses............     2,005      1,607      1,198      1,136       1,337        622         874
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
Income (loss) from
 operations.............    (1,425)       127       (473)      (173)     (1,497)      (757)       (434)
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
Other income (expense):
 Interest expense.......       (43)       (21)       (14)       (10)        (26)       (14)        (17)
 Gain on settlement of
  accounts payable......                  108
 Loss on settlement of
  litigation............                  (82)
 Other..................        (3)         1          4         25          (5)        31          11
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
   Total other income
    (expense)...........       (46)         6        (10)        15         (31)        17          (6)
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
Income (loss) before
 minority interest and
 income taxes...........    (1,471)       133       (483)      (158)     (1,528)      (740)       (440)
Minority interest in
 loss of subsidiary.....       --         --         --         --           63        --          188
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
Income (loss) before
 income taxes...........    (1,471)       133       (483)      (158)     (1,465)      (740)       (252)
Provision for income
 taxes..................         2        (13)         2          2           2        --          --
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
Net income (loss)....... $  (1,473) $     120  $    (485) $    (160) $   (1,467) $    (740) $     (252)
                         =========  =========  =========  =========  ==========  =========  ==========
Net loss per common
 share.................. $    (.26) $    0.02  $   (0.08) $   (0.02) $    (0.14) $    (.08) $     (.02)
                         =========  =========  =========  =========  ==========  =========  ==========
Weighted average number
 of shares outstanding.. 5,661,512  5,736,512  5,753,589  6,475,984  10,279,281  9,829,276  11,864,085

BALANCE SHEET DATA (IN THOUSANDS):
                                                                                   SIX MONTHS ENDED
                                        YEARS ENDED JUNE 30,                         DECEMBER 31,
                         ------------------------------------------------------  ---------------------
                           1992       1993       1994       1995        1996       1995        1996
                         ---------  ---------  ---------  ---------  ----------  ---------  ----------
                                                                                     (UNAUDITED)
Cash.................... $      92  $     492  $      98  $     135  $      166  $     470  $      379
Working capital
 (deficit)..............      (265)       452        (15)        98        (206)       343         403
Total assets............     1,320      1,220        769        998         712      1,119       1,840
Long-Term Debt..........       156        120         50        161         238        237         296
Other liabilities.......        --        537        543        508         503        504         496
Stockholder's equity
 (deficiency)...........      (195)       (75)      (549)      (386)       (749)      (191)         49

--------
During the year ended June 30, 1994, the Company declared a 1-for-10 reverse stock split. Accordingly, all share and per share information has been retroactively restated to reflect the reverse split. The Company has not declared dividends since its inception.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on the OTC Bulletin Board under the symbol FTEL. The following table sets forth the closing price for the Common Stock as reported by the OTC Bulletin Board during the calendar years indicated.


                                                                    HIGH   LOW
                                                                    ----- -----
     1995
       First Quarter............................................... $ .39 $ .32
       Second Quarter..............................................  2.25   .98
       Third Quarter...............................................  1.69   .74
       Fourth Quarter..............................................   .75   .38
     1996
       First Quarter...............................................   .81   .66
       Second Quarter..............................................  1.53   .72
       Third Quarter...............................................  2.88   .97
       Fourth Quarter..............................................  2.25  1.25
     1997
       First Quarter (through 3/30/97).............................  5.50  1.81

  The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay any cash dividends in the foreseeable future.

                                   BUSINESS

GENERAL

  Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems, including wide area networks ("WAN"), Local Area Networks ("LAN") and telecommunications equipment. The products are marketed through Original Equipment Manufacturers
(OEMs) and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals. FNet also distributes the equipment manufactured by the Company to Internet Service Providers.

INDUSTRY BACKGROUND--COMMUNICATIONS PRODUCTS

  The demand for products that connect and control electronic data processing devices, such as point of sale equipment, personal computers and bank automated teller machines, has increased rapidly due to reductions in the cost of high speed digital communications. The Company's products are designed to address the need of geographically dispersed communications networks such as Wide Area Networks (WAN) and Local Area Networks (LAN), for which the Company provides proprietary hardware and software.

  The WAN and LAN connectivity segments of the communications industry continue to experience rapid growth. Corporations and governmental organizations are increasing the flow of information among their geographically separate facilities. Intelligent workstations (e.g., personal computer and departmental systems) are replacing character oriented (asynchronous) "dumb terminals" as the principal users of the device. These newer devices communicate on a record oriented basis (synchronous mode) which can utilize much faster transmission rates and thus take advantage of modern, high speed telecommunications facilities. The greater popularity of intelligent workstations has increased the demand for flexible and manageable networks that support devices from multiple vendors.

COMMUNICATIONS PRODUCTS

  Wide Area Network Connectivity Products. The Company manufactures three principal connectivity products for wide area networks. The Franklin Branch Node is a fully integrated small T-1 packet/circuit switch/multiplexes with LAN bridge/routing; it is designed for relatively small offices and supports interconnection of data, voice, image LAN and video applications.

  The Multi-Protocol Switching PAD is used to connect host computers and user systems through one international standard X.25 packet switching protocol, and provides sophisticated, real time management using simple, menu-oriented operator functions contained in a Network Control Center ("NCC"). The Company offers a product line of programmable high performance data communication processor circuit boards that support both synchronous and asynchronous modes for a variety of computer architectures. These cards are used in a variety of applications, including network system products, terminal emulators, programmable machine tools, voice response systems, protocol test devices, and load generation tools.

  Local Area Network Connectivity Products. The Franklin UltraFast Hurricane/155 Fast Ethernet Network Card offers high-speed and low-cost connectivity for LAN applications. Also, the Company manufactures the only 155Mbps Fast Ethernet daisy-chainable network card. As the majority of networks today send data packets at 10Mbps or 100Mbps, they require a hub (costing approximately $800) to connect the computers together via their network cards. The UltraFast Hurricane/155 network cards use a patented technology which allows packet sizes of 155Mps to be passed through. The Company believes that competing products, such as Intels 100Mbps cards, are substantially more expensive or provide inferior performance.

  The Hurricane/155 also does not require an expensive hub to network computers together because it is daisy-chainable. This feature can proves to be a significant cost savings for small networks and/or peer-to-peer environments. For applications such as Computer Aided Design or graphic environments, the Hurricane/155 can function on its own segment of an existing network and not interferes with the performance of the LAN. For those environments with large network needs (more than 15 users), the Company also manufactures 8 and 22 port hubs. The cards come in industry standard architectures (ISA, EISA, VESA, and PCI) and easily install into any PC.

  Telephone Interface Equipment & Computer Telephone Integration ("CTI"). The Company's D-Mark Channel Bank takes a digital T1 telephone line and channelizes it into 24 analog data/voice lines for either modems, faxes, or telephones. With reductions in the cost of T1 digital lines from the telephone companies, the D-Mark Channel Bank can be an effective method of utilizing analog lines for companies using 16 or more phones or modems. The product offers easy installation, automatic disaster recovery, remote manageability, and high reliability.

  In designing the D-Mark Channel Bank, the Company's primary target market was Internet Service Providers. With the growth of the Internet, the Company believes that the D-Mark Channel Bank can satisfy the requirements of Internet Service Providers for providing analog lines for modem banks to provide service for their dial up accounts.

  Companies such as U.S. Robotics, Texas Instruments and Cirrus Logic have purchased the D-Mark Channel Bank for testing and engineering of the latest 56K (X2) modem technology. The Company is currently working with engineers from AT&T on a project integrating the D-Mark Channel Bank for use by its field engineers, in order to take calls in from the analog ports and send them back through to the digital T-1 port.

  These applications were not originally considered by the Company, but were discovered by and in conjunction with purchasers of the product. Due to the rapidly changing pace of the telecommunications industry, management believes that the D-Mark Channel Bank will continue to be a leading edge product because of its upgradability and flexibility. The Company also manufactures D4 T-1 Channel Banks, which are capable of terminating a telephone company T1 line which contains 24 voice and or data circuits. This termination takes the T-1 serial port and turns it into 24 central office type telephone outlets which will accept 24 desk phones or a PBX. The Company also has under development an ISA bus computer card which combines a V.34 Modem and the functions of the channel bank into one 8 port card, thus lowering the cost of data, not voice, for Internet Service Providers to accept a large number of analog modem subscribers. As part of the channel bank the Company also offers an 8 port station analog card (ICV-8) for the CTI market.

INDUSTRY BACKGROUND--INTERNET SERVICES

  The Internet is a collection of computer networks linking millions of public and private computers around the world. Historically, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer email. A number of factors, including the proliferation of communication-enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users.

  The emergence of the World Wide Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The ease and speed of publishing, distributing and communicating text, graphics, audio and video over the Internet has led to a proliferation of Internet-based services, including chat, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as to the development of online communities. In addition, the reduced cost of executing transactions over the Internet provides individuals and organizations with a new means to conduct business.

FNET STRATEGY

  Through its subsidiary, FNet, the Company plans to offer international voice, fax, data and video exchange services over the Internet. The Company has installed and is operating Internet access and related services through an advanced TCP/IP based and ISDN and SMDS compatible T-1 and frame relay network. The services offered cover one spectrum of low-cost dial-up services to high performance continuous high speed access. In addition to acting as an Internet Service Provider, the Company operates a World Wide Web design and hosting service. Also, the Company has entered into a joint venture arrangement to establish an advanced Internet file server.

  Through FNet, the Company also plans to offer Internet services to individuals without computers, allowing them to deliver voice and fax messages over the Internet by use of a telephone only. Also, FNet plans to provide voice communication over the Internet from telephone and telephone, without any PC required, with voice quality comparable to current telephone company communications.

  FNet believes that the introduction of additional service offerings can serve not only to expand and maintain its customer base, but also, in certain instances, to enhance revenues. Accordingly, the Company has introduced a variety of services for business consumers, including business Web sites, high-speed ISDN communications capability and frame relay connections, each of which involve a monthly service charge plus set-up fees.

  Each FNet customer is provided a mailbox, or address, from which to send and receive email. Email functionality allows customers to exchange an unlimited number of multimedia text, graphics, audio and video messages with other FNet customers as well as with non-FNet Internet users.

  FNet provides space on its Web server for commercial customers to publish their own Web pages. Monthly fees for business Web sites range from $50 to $100, plus one-time setup fees of $50 to $100, depending on whether the site is unsecured or secure.

  FNet offers high-speed ISDN Internet access communication lines on a nationwide basis. ISDN provides a faster, more efficient method for communicating digital data over telephone lines. ISDN speeds are significantly faster than conventional modem speeds (up to 128 Kbps versus up to the current maximum of 33.6 Kbps). The monthly ISDN service charge ranges from $40 to $180, depending on speed and service options. A one-time setup fee ranging from $40 to $180 is also charged.

  FNet also offers frame relay capability. Frame relay enables direct, high-speed continuous connection of an organization's internal local area network to the Internet using dedicated circuits at speeds ranging from 56 Kbps to 1,536 Kbps. This service enables businesses to connect an entire local area network or high-end workstation to the Internet and provides the fastest data transfer rate generally available. Frame relay service fees range from $250 to $1,000 per month depending on access speeds, data throughput and other data transfer metrics. A one-time setup fee ranging from $250 to $1,000 is also charged.

  In addition, FNet offers RF Wireless services. RF Wireless allows businesses to utilize connections at 1,536 Kbps without contracting for T-1 service from local telephone companies. The RF Wireless service connects to FNet via antennas from the customer's site, thus utilizing FNet's high speed network. RF Wireless service fees are $595 per month, with a one-time setup fee of $595 and equipment cost of $3,500.

  Through the Company's acquisition of Internet Passport in February 1997, FNet now offers an Internet format for requesting high-speed satellite transmissions of volume data. Internet Passport is an Internet Service Provider that has obtained contractual arrangements with satellite transmission providers.

MARKETING AND DISTRIBUTION OF COMMUNICATIONS PRODUCTS

  The Company maintains a small direct sales force for the marketing of its communications products. It maintains a home page on the World Wide Web and a headquarters-based sales and service offices. It also markets its products through direct mail, participation in trade shows, telemarketing, and advertising in trade and technical publications. The Company has expanded the sales and marketing operation through acquisitions and the opening of field offices as well as employing manufactures representatives.

  The growth of the Internet has spawned a new industry, consisting of the building of infrastructure for Internet Service Providers and offering connections to corporate America as well as private individuals. The

Company designs and manufactures products which are basic to the operation of an Internet Service Provider. In addition, these same products are required in the expansion of corporate based private Intranets. Sales to large corporate clients are handled one at a time through telemarketing with in person follow-up sales calls, whereas sales to Internet Service Providers and the communication of the product lines are through advertising in trade journals.

MARKETING OF INTERNET SERVICES

  The market for Internet products and services is varied, including both hardware and software products and related services. Most companies in the industry provide either hardware, software or services. FNet offers both hardware and software specifically designed to provide enhanced Internet accessibility and usage.

  Internet users generally fall into one of two specific market segments, the individual user and the business user. Management of the Company believes that the individual user segment will continue to show rapid growth, with the principal uses being information services, on-line shopping and personal communications. The advent and increasing popularity of home shopping via television programming may also extend to the Internet. The Internet can provide consumers with vastly wider choices from a much greater base of vendors. Many catalogue and mail order companies now utilize electronic catalogues accessible through the Internet.

  The other significant market is the business user. At present, electronic mail is the most common application, utilizing computer-based LAN or WAN communication. The trend for companies with multiple, remote site locations is to link existing WANs utilizing the Internet, in order to minimize direct telephone company charges; this market segment is usually referred to as the Intranet. Internet access provides a fast, inexpensive method of achieving this connectivity. Although currently available technology provides some limited ability for voice communication over the Internet, the quality is poor and communication is generally possible only if users at both ends have Pcs with modems and identical software. It is possible that Intranet applications could eventually eliminate the need for resident operating software and massive on-site at a storage facilities for many businesses. Under this scenario, a PC with resident software will no longer be necessary, with access to any desired program available through an inexpensive workstation connected to the Internet. Also, data storage could be centralized in a secure database accessible through the Internet.

  The Company currently markets its Internet services through press releases, its home page on the World Wide Web, and other targeted marketing strategies. The Company plans to commence advertising its Internet services in business trade journals, national business publications, direct mail and local business publications.

COMPETITION

  The data communications industry is extremely competitive. The Company's principal competitors in this market are: Telematics, Micom, Memotech Data, Dynatech Corporation, Cisco Systems, Ascend Communications and U.S. Robotics. Most of these companies have substantially greater marketing, financial, technical and field support resources than the Company. In addition, the Company could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future.

  The Internet services market in which FNet operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional Internet Service Providers, such as Earthlink, IDT, MindSpring, NETCOM, PSINet and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies, such as AT&T, MCI and Sprint; (v) RBOCs; (vi) cable operators, such as Comcast, TCI and Time Warner; and (vii) nonprofit or educational ISPs.

  The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. Moreover, certain of the Company's online competitors, including America Online, the Microsoft Network and Prodigy, have recently introduced unlimited access to the Internet and their proprietary content at flat rates that are generally equivalent to the Company's flat rate, and do not require a set-up fee. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee) for at least some period of time. As a result, competition for active users of Internet services has intensified. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise. See "Risk Factors--Competition; New Products and Technological Changes."

  The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Also, the Company believes that it has a competitive advantage over most Internet Service Providers because it manufactures much of the equipment necessary to operate an Internet Service Provider, and is able to react quickly to technological changes in the industry.

RECENT ACQUISITIONS

  In June 1996 the Company acquired Malibu Internet Services, an Internet Service Provider and designer of "home pages" for the World Wide Web, for 60,000 shares of Common Stock of the Company and 50,000 shares of the Common Stock of FNet.

  In December 1996 the Company acquired Number One Internet Service, a company offering high speed wireless, frame relay and ATM Internet services. The services offered by Number One Internet Service have been integrated with the services of FNet, and are offered to FNet customers seeking high speed Internet service and sophisticated applications. In connection with the acquisition, the owners of Number One Internet Service received 40,000 shares of the Company's Common Stock and options to purchase an additional 10,000 shares at an exercise price of $1.25 per share, exercisable in January 1998. In addition, they received 20,000 newly-issued shares of FNet and options to purchase an additional 80,000 shares of FNet, exercisable over a four year period.

  In February 1997 the Company acquired Internet Passport, a company offering high end Internet services for business customers, including a system for alternate delivery Internet service using satellite technology for transfer of large files. Internet Passport was organized in 1996, and has had limited operations to date. In connection with the acquisition, the Company issued 600,000 shares of its Common Stock to the owner of Internet Passport, and may also issue up to an additional 100,000 shares to satisfy creditors of Internet Passport.

  In February 1997 the Company acquired CPR Computer Repair, Inc., a service company specializing in the repair of computers and printers, for 25,000 shares of the Company's Common Stock.

ASSEMBLY AND MANUFACTURING OPERATIONS

  The Company's manufacturing facility is located in Westlake Village, California. Assembly of the Company's products is ordinarily contracted out to local circuit board assembly contractors, with final systems tests completed at the Company's facility. The Company's manufacturing operations consist primarily of procurement, inspection and testing of components, final assembly of subsystems, and extensive testing of finished products. The Company procures substantially all of its parts from outside suppliers. The Company is currently able to obtain parts without difficulty and at competitive prices. However, in common with others in the electronics industry, the Company has in the past paid premium prices to obtain components that are in short supply. There can be no assurance that shortages will not occur in the future which could significantly increase the cost or delay the shipment of the Company's products. This could adversely affect its sales or profitability.

FACILITIES

  The Company occupies two leased facilities in Westlake Village, California. One of the facilities houses sales, engineering, administrative and Internet services. The facility is 5,000 square feet, with a lease rate of $4,740 per month, expiring in September, 1997. The lease for this facility is renewable. The other facility houses the manufacturing and inventory warehouse. This facility is 4,000 square feet, with a lease rate of $3,767 per month, expiring in March, 1998. This facility has a two year option on renewal.

  The Company also leases a 1,688 square foot office in Atlanta, Georgia for its Internet Passport operation. The current lease rate is $1,477 per month, with annual rate increases, providing for a lease rate of $1,617 per month by the end of the lease term. The lease expires in March 2000.

PATENTS AND TRADEMARKS

  The Company has been granted two U.S. patents for hardware designs in the LAN field. The Company also has copyrighted over 300 software programs and 20 hardware designs. The Company protects its proprietary technology through the filing of patent applications and copyright notifications, and by seeking employee and business nondisclosure agreements. The Company believes that the success of its business depends primarily on its technical innovations, marketing abilities and responsiveness to customer requirements, rather than on patents, trade secrets, copyrights and other intellectual property rights. The Company enters into confidentiality agreements with its key employees. In addition, all suppliers, distributors, licensees, and other business contacts who have access to the Company's proprietary technology are required to sign confidentiality agreements. However, there can be no assurance that the Company's efforts to protect its proprietary rights will be successful in preventing misappropriation or that those rights will provide the Company with a competitive advantage. There can be no assurance that others will not develop products or technology that are equivalent or superior to those of the Company, or that the confidentiality agreements and internal safeguards upon which the Company relies will be adequate to protect its interests. Nevertheless, the Company has a policy of seeking to protect its intellectual property through patents, confidential disclosure agreements and trade secrets.

  The laws of some foreign countries in which the Company sells or may sell its products do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States.

BACKLOG

  At February 28, 1997, the Company's backlog of orders was $8,179, all of which are expected to be filled within the current fiscal year. This compares with a backlog of $1,565 at February 29, 1996. Since the Company ordinarily fills orders for its communications products in less than 30 days, backlog is not a significant factor in the Company's business.

RESEARCH AND DEVELOPMENT

  The Company is engaged in ongoing efforts to develop and improve its products, adapt its products for new applications and design and engineer new products. During the fiscal years ended June 30, 1996 and 1995, the

Company's research and product development expenses were approximately $320,000 and $308,000, respectively. The Company expects that its ability to compete effectively in the communications products marketplace will depend substantially upon achieving greater speed and flexibility in the Company's products and upon reducing the cost of the Company's systems. There can be no assurance that the Company will be able to do so or that the Company's competitors will not develop products that are less expensive or otherwise superior to those of the Company.

  The Company's internal research and product development efforts are focused primarily on improving the performance and cost-effectiveness of the Company's systems through better configurations of system components and developing new product applications. The Company also has depended upon certain key suppliers to provide product components in accordance with the Company's specifications. The Company continues to be engaged with certain of its component suppliers, independent consultants and other third parties in seeking improvements in the Company's products.

GOVERNMENT REGULATION

  Regulations of the Federal Communications Commission affect various products of the Company. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premise. The Company currently complies with these regulations and foresees no difficulties in complying with these regulations in the future. Changes in existing laws and regulations which govern the telecommunication industry could affect the business of the Company.

  FNet provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. FNet is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future FNet could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Several long distance telephone carriers have filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to FNet's entry into the Internet telephone market. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include Internet Service Providers. Although the Chairman of the FCC has indicated his opposition to levying service charges against Internet Service Providers, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject Internet Service Providers to state regulation.

  The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company.

EMPLOYEES

  As of December 31, 1996, the Company had 18 full time employees. The Company's employees have never been covered by a collective bargaining agreement. The Company has never experienced any work stoppages, slowdowns, or other serious labor problems and considers its relations with its employees to be excellent.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of the Company are as follows:

             NAME           AGE                           POSITION
             ----           ---                           --------
   Frank W. Peters.........  59 President, Chief Executive Officer and Chairman of the Board
   Peter S. Buswell........  48 Director
   Robert S. Harp..........  59 Director
   Thomas Russell..........  45 Chief Financial Officer and a Director
   Sparrow Marcioni........  39 Vice President of Marketing

  Mr. Peters has been President of the Company since its organization in 1981. Between 1975 and 1984 he was also President of Franklin Data Systems and Franklin Systems Corporation, predecessors to the Company. From 1973 to 1975, he was Vice President of Jacquard Systems Corporation, a computer hardware and word processing software development marketer. Between 1965 and 1973 he held various marketing and sales positions with IBM.

  Mr. Buswell has been the Vice President of Marketing and Business Development for Xantel, since 1996. Previously, he was Chief Marketing Officer for TAA, a software developer engaged in the development of enterprise wide mixed media messaging systems. During the 1980s he was manager of Strategic Planning for the Communications Systems Group of Exxon Enterprises, the venture capital unit of Exxon. He has also served as Director of Product Line Management at ITT and as Manager of Program Development at Datapoint.
Mr. Buswell has been a director of the Company since 1996. He also served as a Vice President of the Company during the 1980's.

  Dr. Harp has been Chairman of Quesant Instruments, a manufacturer of scanning probe microscopes, since 1992. Between 1987 and 1992, he was Chairman of Vertek, a manufacturer of PC peripheral devices. He is also a founder of Vector Graphic, Inc. Dr. Harp has been a director of the Company since 1996.

  Mr. Russell has been the Chief Financial Officer and a director of the Company since 1996. He also served as its Chief Financial Officer between 1988 and 1990. Between 1990 and 1996 Mr. Russell owned and operated Russell Industries, a manufacturer's representative and distribution firm. Prior to that time Mr. Russell was a partner at Sorenson, Russell & Company, a public accounting firm, and was employed by Peat Marwick. Mr. Russell is a certified public accountant.

  Ms. Marcioni has been Vice President of Marketing of the Company since February, 1997. She is the founder and since 1995 was President of Internet Passport, a company which offered direct link satellite technology to the Internet industry, and which was acquired by the Company in February 1997. From 1988 to 1995, she served as president of The Omni Group, a marketing and promotion company based in Atlanta.

EXECUTIVE COMPENSATION

  The following table sets forth certain compensation paid or accrued by the Company during the years ended June 30, 1995 and June 30, 1996 to its Chief Executive Officer and its Chief Financial Officer (the "Named Executive Officers").

                                                    ANNUAL COMPENSATION
                                               ---------------------------------
                                                                     ALL OTHER
     NAME AND PRINCIPAL POSITION          YEAR  SALARY      BONUS   COMPENSATION
     ---------------------------          ---- --------    -------- ------------
     Frank W. Peters, President.......... 1995 $259,488(1)      -0-     -0-
                                          1996 $275,056(1) $100,000     -0-
     Thomas Russell...................... 1995      -0-         -0-     -0-
                                          1996 $ 17,708(2)      -0-     -0-

--------
(1) Portions of these amounts were deferred. See "Transactions with Management," below.

(2) Mr. Russell was employed by the Company for a portion of the year.

  Except as disclosed above, no compensation characterized as long-term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, were paid by the Company during the years ended June 30, 1995 and 1996 to any of the Named Executive Officers.

STOCK OPTIONS

  The Company's 1986 Stock Option Plan, as amended (the "1986 Plan"), authorizes the granting of options to employees that are intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986 ("Incentive Stock Options"), as well as stock options that are not intended to so qualify ("Nonstatutory Options"), which may be granted to officers, directors, employees, consultants, and others expected to provide significant services to the Company or its subsidiaries. The 1986 Plan, which is administered by the Board of Directors, currently covers an aggregate of 700,000 shares. The maximum term of a stock option granted under the 1986 Plan is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company's stock, the maximum term is five years. If an option granted expires or terminates, the shares subject to the unexercised portion of that option will become available for the grant of future options under the 1986 Plan. If an optionee terminates his or her service to the Company, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within three months, although the Board of Directors may set a longer period for exercise of stock options. The 1986 Plan may be amended at any time by the Board of Directors, although certain amendments would require shareholder approval.

  The exercise price of Incentive Stock Options granted under the 1986 Plan must be at least equal to the fair market value of the stock subject to the option on the date of grant, except that the exercise price of an Incentive Stock Option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the stock subject to the option on the date of grant. The exercise price of Nonstatutory Stock Options granted under the 1986 Plan must be at least equal to 85% of the fair market value of the stock subject to the option on the date of the grant. Payment of the exercise price may be made in cash, promissory notes or other consideration as determined by the Board of Directors.

  The Company has also adopted a 1988 Stock Option Plan on substantially similar terms as the 1986 Plan. The 1988 Plan covers 300,000 shares. In 1994 the Company adopted an Incentive Stock Option Plan, providing for the grant of incentive stock options to purchase up to 600,000 shares on substantially the same terms as the incentive stock options under the 1986 Plan. In 1995 the Company adopted its 1994 Nonstatutory Stock Option Plan, which provides for the grant of nonstatutory options to purchase up to 1,400,000 shares on substantially the same terms as the Nonstatutory Options under the 1986 Plan.

  The following table sets forth information with respect to ownership of options and option values as of December 31, 1996 with respect to the Named Executive Officers. No options were exercised by the Named Executive Officers in the fiscal year ended June 30, 1996. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                                   OPTION VALUES AS OF DECEMBER 31, 1996
                            ---------------------------------------------------
                              NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                   OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                DECEMBER 31, 1996     DECEMBER 31, 1996 ($)(1)
     NAME                   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
     ----                   ------------------------- -------------------------
     Frank W. Peters.......     1,000,000/850,000       $1,425,000/$1,488,000
     Thomas Russell........       100,000/200,000          $82,000/$288,000

--------
(1) Assumes that a share of Common Stock was valued at $2.13 per share on December 31, 1996. Amounts reflected are based on this assumed price minus the exercise price and do not indicate that shares were sold.

  Option Grants During the Years Ended June 30, 1995 and 1996. The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the twelve months ended June 30, 1995 and 1996:

                                          % OF TOTAL
                               NUMBER OF   OPTIONS
                               SECURITIES GRANTED TO
                               UNDERLYING EMPLOYEES
                                OPTIONS   IN FISCAL  EXERCISE
     NAME                 YEAR  GRANTED      YEAR     PRICE     EXERCISE DATE
     ----                 ---- ---------- ---------- -------- -----------------
     Frank W. Peters..... 1995 1,000,000      93%      $.10   3/13/96-3/13/97
     Frank W. Peters..... 1996   350,000      39%      $.78        3/15/98
     Thomas Russell...... 1996   200,000      22%      $.69   5/11/97-5/11/2000

  Employment Arrangements. The Company's President is employed pursuant to an Employment Agreement expiring on December 31, 1997. The Employment Agreement provides for monthly compensation at the rate of $20,000, with annual increases of 6%.

TRANSACTIONS WITH MANAGEMENT

  During the year ended June 30, 1995, the Company issued notes for an aggregate of $217,000 payable to its President, Frank W. Peters, in lieu of compensation, included in the table above. These notes bear interest at the rate of 9% per annum and are due and payable as follows: $12,000 due on August 20, 1995, $65,000 due on August 20, 1997, and $140,000 due on January 5, 1999.
The President has waived any defaults or penalties with respect to the unpaid portions of these notes.

  During the year ended June 30, 1995, the Company issued 2,000,000 shares to its President, Frank W. Peters, upon exercise of options previously granted. The exercise price was paid by the cancellation of notes in the amount of $92,000 and accrued interest in the amount of $42,000.

  During the year ended June 30, 1996, the Company transferred 4,200,000 of its shares of FNet to two officers of the Company in cancellation of notes payable and for consulting services. Management of the Company valued the FNet shares at $.015 per share, based upon the book value of FNet at the time of the transaction. The issuance of these shares caused the Company's ownership percentage of FNet to decrease from 100% to 79% as of June 30, 1996.

  During the year ended June 30, 1996, the Company deferred payment of $117,556 in compensation, included in the table above, to its President, Frank
W. Peters, with his permission, for an undetermined time period.

  On September 20, 1995, the Company issued a promissory note for $100,000, bearing interest at the rate of 8%, to its President, in lieu of bonus compensation, included in the table above, for attaining certain corporate objectives. The note is payable in twenty four equal monthly installments of $4,523. No payments have been made to date on this Note, and the President has waived the default provisions.

  On September 20, 1996, the Company issued a $100,000 promissory note to its President in exchange for services rendered in fiscal 1997. No compensation expense was recorded in fiscal 1996 relating to this note. Bonus compensation expense of $100,000 will be recorded in connection therewith in fiscal 1997. The note bears interest at 8% per annum, and is payable in thirty-six equal monthly installments of $3,134.

  On December 13, 1996, the Company granted an option to purchase 1,000,000 shares of its Common Stock at an exercise price of $1.31 per share, the market price as of December 13, 1996. The options were granted to key management employees for achievement of certain goals. The options are all currently exercisable. Of the options, 500,000 were granted to the Company's President, Frank W. Peters, and 100,000 were granted to its Chief Financial Officer, Thomas Russell.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1997 by each director and executive officer of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, each person has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                 SHARES BENEFICIALLY OWNED
                              (INCLUDES EXERCISABLE OPTIONS)
                              ----------------------------------
     NAME AND ADDRESS              NUMBER           PERCENT
     ----------------         ------------------ ---------------
     Frank W. Peters ........          5,294,024             41%
     733 Lakefield Road
     Westlake Village, CA
     91361
     Peter S. Buswell .......             80,000              1%
     733 Lakefield Road
     Westlake Village, CA
     91361
     Robert S. Harp .........                -0-            -0-
     733 Lakefield Road
     Westlake Village, CA
     91361
     Thomas Russell..........            100,000              1%
     733 Lakefield Road
     Westlake Village, CA
     91361
     Sparrow Marcioni .......            600,000              5%
     733 Lakefield Road
     Westlake Village, CA
     91361
     All directors and
      executive officers
      of the Company as a
      group (5 persons)......          6,074,024             48%

                             SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1997 by each Selling Shareholder, the number of shares to be sold by each, and the percentage ownership of each Selling Shareholder after the sale of the Shares included in this Registration Statement (including exercise of all warrants underlying shares included in this table).

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                  OWNED AFTER
                           SHARES BENEFICIALLY OWNED    SHARES     OFFERING
                           ----------------------------  TO BE  ---------------
NAME                          NUMBER        PERCENT      SOLD   NUMBER  PERCENT
----                       -------------- ------------- ------- ------- -------
M. H. Meyerson & Co.,
 Inc......................   595,000         3.9%       595,000     -0-   -0-
Wilson Davis..............    30,000         0.2%        30,000     -0-   -0-
Sam Wilson................    50,000         0.3%        50,000     -0-   -0-
Paul Davis................   110,000         0.7%        50,000  60,000    .4%
Lyle Davis................   135,000         0.9%        60,000  75,000    .5%
Byron Barkley.............    40,000         0.3%        40,000     -0-   -0-
Bollard Investment Co.....    40,000         0.3%        40,000     -0-   -0-
Bruce Whaley..............    62,000         0.4%        40,000  22,000    .1%
E. Bryan Bagley...........    40,000         0.3%        40,000     -0-   -0-
Joe Fisher................   132,000         0.9%       110,000  22,000    .1%
Gary Nelson...............    64,000         0.4%        64,000     -0-   -0-
Gary Nelson
Transcorp C/F.............    44,000         0.3%        11,000  33,000    .2%
Gary Conrad...............   200,000         1.3%       200,000     -0-   -0-
Mike Peters...............   546,066         3.6%       190,000 356,066   2.4%
Delaware Charter Guaranty
 & Trust Co., FBO
 Ronald Heller............   303,000         2.0%       303,000     -0-   -0-
Delaware Charter Guaranty
 & Trust Co., FBO
 David Nagelberg..........   303,000         2.0%       303,000     -0-   -0-
Martin & Co...............   146,000         1.0%       146,000     -0-   -0-
Michael and Linda
 Silvestri................    28,000         0.2%        28,000     -0-   -0-
Jeffrey Barber............    14,000         0.1%        14,000     -0-   -0-
Joel Marcus...............    12,000         0.1%        12,000     -0-   -0-
Rocco Vezza...............    12,000         0.1%        12,000     -0-   -0-
Joanne Gioia..............    12,000         0.1%        12,000     -0-   -0-
Joseph Schmidt............    10,000         0.1%        10,000     -0-   -0-
Eileen Rouse..............    10,000         0.1%        10,000     -0-   -0-
Kevin Charos..............    10,000         0.1%        10,000     -0-   -0-
Marcia Joedicker..........    20,000         0.1%        20,000     -0-   -0-
Frederick I. Camerer......   159,147         1.1%        17,500 141,647   -0-
Paul Sper.................    60,000         0.4%        60,000     -0-   -0-
Sparrow Marcioni..........   600,000         4.0%       300,000 300,000   2.0%
Mark Milhollan............    12,000         0.1%        12,000     -0-   -0-
Neil Wyenn................    25,000         0.2%        25,000     -0-   -0-

                                                                   SHARES
                                                                BENEFICIALLY
                                                                 OWNED AFTER
                       SHARES BENEFICIALLY OWNED     SHARES       OFFERING
                       -----------------------------  TO BE   -----------------
NAME                      NUMBER         PERCENT      SOLD     NUMBER   PERCENT
----                   --------------- ---------------------- --------- -------
Dianne Oliver.........           8,000         0.0%     8,000       -0-   -0-
Peter Buswell.........          30,000         0.2%    30,000       -0-   -0-
John Calderwood.......           6,250         0.0%     6,250       -0-   -0-
Kristin Peters........          48,127         0.3%    10,000    38,127    .3%
Terry Lee.............          20,000         0.1%    20,000       -0-   -0-
Steve Sullivan........          20,000         0.1%    20,000       -0-   -0-
Garry Fredericksen....         190,000         1.3%   190,000       -0-   -0-
Larry Kupferberg......           2,500         0.0%     2,500       -0-   -0-
Jacqueline Knapp......           2,500         0.0%     2,500       -0-   -0-
                       ---------------              --------- ---------   ---
Total.................       4,151,590              3,103,750 1,047,840   6.0%
                       ===============              ========= =========   ===

                             PLAN OF DISTRIBUTION

THE WARRANTS

  Of the shares covered by this Prospectus, 2,055,000 are issuable upon the exercise of certain warrants to purchase Common Stock of the Company (the "Warrants"). The Warrants were issued in connection with a private placement of shares and warrants by the Company that occurred between May 1995 and February 1996. The initial exercise prices of the Warrants were between $1.25 and $1.35 per share.

  In consideration for the filing of the Registration Statement of which this Prospectus is a part, the holders of the Warrants have agreed to pay the Company an additional exercise price equal to 30% of the net proceeds of the sale of the shares issued upon exercise of the Warrants, to the extent such net proceeds exceed $4.00 per share. Also, the largest Warrant holder, M.H. Meyerson & Co., Inc., has agreed to reimburse the Company for up to $70,000 in legal and accounting fees incurred in connection with the Registration Statement of which this Prospectus is a part.

SALES BY SELLING SHAREHOLDERS

  The Selling Shareholders have informed the Company that they intend to sell the shares of Common Stock offered by them hereby, from time to time in transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling their shares directly to purchasers or to or through broker-dealers (and certain selling shareholders may sell to or through M.H. Meyerson & Co., Inc.), which may act as agents or principals. Although there are no current arrangements therefor, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms in connection with such sales. Each Selling Stockholder will bear all expenses with respect to the offering of shares by him, except that the Company will pay the costs associated with registering the shares under the Act and preparing this Prospectus, subject to reimbursement of up to $70,000 of such costs by M. H. Meyerson & Co., Inc. All sales by Selling Shareholders will be effected through delivery of a copy of this Prospectus as it may be amended or supplemented from time to time in accordance with the provisions of the Securities Act of 1933 (the "Act") and the rules and regulations promulgated by the Commission thereunder. If necessary, the Prospectus will be amended by the filing of a supplement or post-effective amendment to describe any material changes in the stated plan of distribution. The Selling Shareholders, and any intermediaries, including broker-dealers through whom their shares are sold, may be deemed "underwriters" within the meaning of the Act of the shares to be sold by them in connection with this offering. The Selling Shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                          DESCRIPTION OF COMMON STOCK

  The Company is authorized to issue up to 90,000,000 shares of Common Stock, without par value, of which 13,025,821 shares of Common Stock have been issued and are outstanding. Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and to cumulate votes in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality under California law of the shares of Common Stock offered hereby will be passed upon for the copy by Phillips & Haddan LLP, Newport Beach, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of June 30, 1995 and 1996, and for the three years ended June 30, 1996, included in this Prospectus, have been audited by Corbin & Wertz, independent certified public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein. The consolidated financial statements of the Company included herein are included in reliance upon the report of Corbin & Wertz, given upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N. W., Washington, D. C. 20549, or by way of the Commission's Internet address, http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996, and December
 31, 1996 (unaudited)....................................................  F-3
Consolidated Statements of Operations for the Fiscal Years Ended June 30,
 1994, 1995 and 1996 and for the Six Months Ended December 31, 1995 and
 1996 (unaudited)........................................................  F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the Fiscal
 Years Ended June 30, 1994, 1995 and 1996 and for the Six-Month Period
 Ended December 31, 1996 (unaudited).....................................  F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended June 30,
 1994, 1995 and 1996 and for the Six Months Ended December 31, 1995 and
 1996 (unaudited)........................................................  F-6
Notes to Consolidated Financial Statements...............................  F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Franklin Telecommunications Corp.

  We have audited the consolidated balance sheets of Franklin Telecommunications Corp. and subsidiaries (the "Company") as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franklin Telecommunications Corp. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          CORBIN & WERTZ

Irvine, California
September 20, 1996, except
 as to Notes 1 and 12 which are
 as of February 28, 1997

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 JUNE 30,
                                              DECEMBER    ------------------------
                                              31, 1996       1996         1995
                                             -----------  -----------  -----------
                                             (UNAUDITED)
                   ASSETS
                   ------
Current assets:
  Cash...................................... $   379,000  $   166,000  $   135,000
  Accounts receivable, less allowance for
   doubtful accounts of $17,000 (unaudited),
   $8,000, and $10,000, respectively........     472,000       86,000       50,000
  Inventories...............................     335,000      257,000      614,000
  Prepaid expenses..........................      26,000        5,000       14,000
  Note receivable from related party........     190,000
                                             -----------  -----------  -----------
    Total current assets....................   1,402,000      514,000      813,000
                                             -----------  -----------  -----------
Property:
  Machinery and equipment...................     432,000      361,000      364,000
  Furniture and fixtures....................      48,000       46,000       68,000
  Purchased software........................     161,000      134,000       73,000
                                             -----------  -----------  -----------
                                                 641,000      541,000      505,000
  Less accumulated depreciation and
   amortization.............................    (472,000)    (456,000)    (465,000)
                                             -----------  -----------  -----------
    Property, net...........................     169,000       85,000       40,000
                                             -----------  -----------  -----------
Excess of cost over net assets of companies
 acquired, net of accumulated amortization
 of $8,000 (unaudited), $32,000 and $10,000,
 respectively...............................     215,000       62,000       89,000
                                             -----------  -----------  -----------
Other assets, net...........................      54,000       51,000       56,000
                                             -----------  -----------  -----------
    Total assets............................ $ 1,840,000  $   712,000  $   998,000
                                             ===========  ===========  ===========
       LIABILITIES AND SHAREHOLDERS'
              EQUITY (DEFICIT)
       -----------------------------
Current liabilities:
  Accounts payable.......................... $   323,000  $   143,000  $   251,000
  Accrued liabilities:
    Salaries and related expenses...........     389,000      309,000      134,000
    Other...................................     151,000      174,000      198,000
  Current portions of long-term debt........     136,000       94,000      132,000
                                             -----------  -----------  -----------
      Total current liabilities.............     999,000      720,000      715,000
Long-term debt, less current portion........     296,000      238,000      161,000
Other liabilities...........................     496,000      503,000      508,000
                                             -----------  -----------  -----------
      Total liabilities.....................   1,791,000    1,461,000    1,384,000
                                             -----------  -----------  -----------
Minority interest...........................         --           --           --
Commitments and contingencies
Shareholders' equity (deficit):
  Preferred stock; no par value; 10,000,000
   shares authorized; no shares issued or
   outstanding..............................         --           --           --
  Common stock; no par value; 90,000,000
   shares authorized; 12,211,713
   (unaudited), 10,868,786 and 8,720,289
   shares issued and outstanding,
   respectively.............................   6,378,000    5,372,000    4,298,000
  Common stock committed; no par value;
   52,000 and 48,350 shares, respectively,
   committed but not yet issued.............      74,000       30,000          --
Accumulated deficit.........................  (6,403,000)  (6,151,000)  (4,684,000)
                                             -----------  -----------  -----------
      Total shareholders' equity (deficit)..      49,000     (749,000)    (386,000)
                                             -----------  -----------  -----------
      Total liabilities and shareholders'
       equity (deficit)..................... $ 1,840,000  $   712,000  $   998,000
                                             ===========  ===========  ===========

          See accompanying notes to consolidated financial statements

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            SIX MONTHS ENDED
                              DECEMBER 31,              YEARS ENDED JUNE 30,
                         ------------------------ -----------------------------------
                            1996         1995        1996         1995        1994
                         -----------  ----------- -----------  ----------  ----------
                         (UNAUDITED)  (UNAUDITED)
Sales................... $  881,000    $ 211,000  $   430,000  $1,481,000  $1,241,000
Cost of sales...........    441,000      346,000      590,000     518,000     516,000
                         ----------    ---------  -----------  ----------  ----------
    Gross profit (loss).    440,000     (135,000)    (160,000)    963,000     725,000
                         ----------    ---------  -----------  ----------  ----------
Operating expenses:
  Research and
   development expenses.    215,000      172,000      320,000     308,000     327,000
  Selling, general and
   administrative
   expenses.............    659,000      450,000    1,017,000     828,000     871,000
                         ----------    ---------  -----------  ----------  ----------
    Total operating
     expenses...........    874,000      622,000    1,337,000   1,136,000   1,198,000
                         ----------    ---------  -----------  ----------  ----------
Loss from operations....   (434,000)    (757,000)  (1,497,000)   (173,000)   (473,000)
                         ----------    ---------  -----------  ----------  ----------
Other income (expense):
  Interest expense......    (17,000)     (14,000)     (26,000)    (10,000)    (14,000)
  Other income
   (expense)............     11,000       31,000       (5,000)     25,000       4,000
                         ----------    ---------  -----------  ----------  ----------
    Total other income
     (expense)..........     (6,000)      17,000      (31,000)     15,000     (10,000)
                         ----------    ---------  -----------  ----------  ----------
Loss before minority
 interest and income
 taxes..................   (440,000)    (740,000)  (1,528,000)   (158,000)   (483,000)
Minority interest in
 loss of subsidiary.....    188,000          --        63,000         --          --
                         ----------    ---------  -----------  ----------  ----------
Loss before provision
 for income taxes.......   (252,000)    (740,000)  (1,465,000)   (158,000)   (483,000)
Provision for income
 taxes..................        --           --         2,000       2,000       2,000
                         ----------    ---------  -----------  ----------  ----------
Net loss................ $ (252,000)   $(740,000) $(1,467,000) $ (160,000) $ (485,000)
                         ==========    =========  ===========  ==========  ==========
Net loss per common
 share.................. $     (.02)   $    (.08) $      (.14) $     (.02) $     (.08)
                         ==========    =========  ===========  ==========  ==========
Weighted average number
 of shares outstanding.. 11,864,085    9,829,276   10,279,281   6,475,984   5,753,589
                         ==========    =========  ===========  ==========  ==========


          See accompanying notes to consolidated financial statements

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994 AND
          FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 1996 (UNAUDITED)

                                                  COMMON STOCK
                              COMMON STOCK         COMMITTED
                          --------------------- -----------------  ACCUMULATED
                            SHARES     AMOUNT   SHARES    AMOUNT     DEFICIT       TOTAL
                          ---------- ---------- -------  --------  -----------  -----------
Balance, July 1, 1993...   5,736,512 $3,964,000     --   $    --   $(4,039,000) $   (75,000)
Sale of common stock....     111,000     11,000     --        --           --        11,000
Net loss................         --         --      --        --      (485,000)    (485,000)
                          ---------- ---------- -------  --------  -----------  -----------
Balances, June 30, 1994.   5,847,512  3,975,000     --        --    (4,524,000)    (549,000)
Common stock issued for
 business acquisition...     326,497     47,000     --        --           --        47,000
Exercise of stock
 options for cash.......      45,000      4,000     --        --           --         4,000
Exercise of stock
 options for notes
 payable and
 accrued interest.......   2,000,000    134,000     --        --           --       134,000
Exercise of stock
 options for
 compensation...........     259,280     26,000     --        --           --        26,000
Common stock issued for
 compensation...........      22,000      2,000     --        --           --         2,000
Common stock issued in
 connection with a
 private placement......     220,000    110,000     --        --           --       110,000
Net loss................         --         --      --        --      (160,000)    (160,000)
                          ---------- ---------- -------  --------  -----------  -----------
Balances, June 30, 1995.   8,720,289  4,298,000     --        --    (4,684,000)    (386,000)
Adjustment to common
 stock due to correction
 of error...............      23,031        --      --        --           --           --
Common stock issued and
 committed for business
 acquisitions...........      85,000     65,000  25,000    10,000          --        75,000
Exercise of stock
 options for cash.......      44,500      4,000     --        --           --         4,000
Common stock issued for
 compensation...........      34,839     11,000     --        --           --        11,000
Common stock issued as
 payments on accounts
 payable................       7,555     11,000     --        --           --        11,000
Common stock issued in
 connection with private
 placements.............   1,808,572    910,000     --        --           --       910,000
Common stock issued upon
 the exercise of
 warrants...............     145,000     73,000     --        --           --        73,000
Common stock committed
 for cash...............         --         --   23,350    20,000          --        20,000
Net loss................         --         --      --        --    (1,467,000)  (1,467,000)
                          ---------- ---------- -------  --------  -----------  -----------
Balances, June 30, 1996.  10,868,786  5,372,000  48,350    30,000   (6,151,000)    (749,000)
Common stock issued and
 committed for business
 acquisitions
 (unaudited)............      60,987     85,000  40,000    50,000          --       135,000
Exercise of stock
 options for cash
 (unaudited)............      33,000      3,000     --        --           --         3,000
Common stock committed
 for services
 (unaudited)............         --         --   12,000    24,000          --        24,000
Common stock issued for
 previously committed
 shares (unaudited).....      48,350     30,000 (48,350)  (30,000)         --           --
Common stock issued in
 connection with private
 placements (unaudited).     820,590    698,000     --        --           --       698,000
Common stock issued upon
 the exercise of
 warrants (unaudited)...     380,000    190,000     --        --           --       190,000
Net loss (unaudited)....         --         --      --        --      (252,000)    (252,000)
                          ---------- ---------- -------  --------  -----------  -----------
Balances, December 31,
 1996 (unaudited).......  12,211,713 $6,378,000  52,000  $ 74,000  $(6,403,000) $    49,000
                          ========== ========== =======  ========  ===========  ===========

          See accompanying notes to consolidated financial statements

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            SIX MONTHS ENDED
                              DECEMBER 31,             YEAR ENDED JUNE 30,
                         ----------------------- ---------------------------------
                            1996        1995        1996        1995       1994
                         ----------- ----------- -----------  ---------  ---------
                         (UNAUDITED) (UNAUDITED)
Cash flows from
 operating activities:
  Net loss..............  $(252,000)  $(740,000) $(1,467,000) $(160,000) $(485,000)
  Adjustments to
   reconcile net loss to
   net cash provided by
   (used in) operations,
   net of effects of
   business
   acquisitions:
    Depreciation and
     amortization.......     23,000      20,000       45,000     29,000     89,000
    Provision for loss
     on obsolete
     inventory..........      2,000     112,000      226,000      4,000     17,000
    Provision for loss
     on doubtful
     accounts...........      9,000         --        (2,000)   (24,000)    (2,000)
    Write-down of
     goodwill...........        --          --        70,000        --         --
    Notes payable for
     services rendered..    100,000         --           --     217,000        --
    Stock issued for
     services rendered..     24,000      11,000       11,000     28,000        --
    Minority interest of
     loss of subsidiary.   (188,000)        --           --         --         --
    Loss on disposal of
     property...........        --          --         1,000        --       6,000
    Changes in operating
     assets and
     liabilities, net of
     effects of business
     acquisitions:
      Accounts
       receivable.......   (395,000)      2,000      (34,000)   130,000     81,000
      Inventories.......    (80,000)    115,000      131,000   (117,000)  (104,000)
      Prepaid expenses..    (21,000)      7,000        9,000     (8,000)    (6,000)
      Accounts payable..    180,000    (102,000)     (97,000)    40,000     50,000
      Accrued salaries
       and related
       expenses.........     51,000      32,000      175,000    (38,000)    49,000
      Accrued other
       liabilities......     (1,000)     (4,000)     (24,000)   (92,000)    12,000
                          ---------   ---------  -----------  ---------  ---------
Net cash provided by
 (used in) operating
 activities.............   (548,000)   (547,000)    (956,000)     9,000   (293,000)
                          ---------   ---------  -----------  ---------  ---------
Cash flows from
 investing activities:
  Purchases of property.    (83,000)    (31,000)     (58,000)    (8,000)   (24,000)
  Cash (paid) received
   in connection with
   business
   acquisitions.........        --          --         3,000     (8,000)       --
  Other assets..........     (5,000)        --         1,000      1,000        --
                          ---------   ---------  -----------  ---------  ---------
Net cash used in
 investing activities...    (88,000)    (31,000)     (54,000)   (15,000)   (24,000)
                          ---------   ---------  -----------  ---------  ---------
Cash flows from
 financing activities:
  Payments on other
   liabilities..........        --          --        (5,000)   (35,000)   (37,000)
  Proceeds from sale of
   Company stock........    701,000     913,000      987,000    114,000     11,000
  Proceeds from sale of
   minority stock in
   consolidated
   subsidiary...........    148,000         --           --         --         --
  Common stock committed
   for cash.............        --          --        20,000        --         --
  Issuance of long-term
   debt.................        --          --       102,000        --         --
  Payments on long-term
   debt.................        --          --       (63,000)   (36,000)   (51,000)
                          ---------   ---------  -----------  ---------  ---------
Net cash provided by
 (used in) financing
 activities.............    849,000     913,000    1,041,000     43,000    (77,000)
                          ---------   ---------  -----------  ---------  ---------
Net change in cash......    213,000     335,000       31,000     37,000   (394,000)
Cash at beginning of
 year...................    166,000     135,000      135,000     98,000    492,000
                          ---------   ---------  -----------  ---------  ---------
Cash at end of year.....  $ 379,000   $ 470,000  $   166,000  $ 135,000  $  98,000
                          =========   =========  ===========  =========  =========
Supplemental disclosure
 of cash flow
 information--
  Cash paid during the
   year for:
    Interest............  $     --    $     --   $    12,000  $   4,000  $   4,000
                          =========   =========  ===========  =========  =========
    Income taxes........  $     --    $     --   $     2,000  $   2,000  $   2,000
                          =========   =========  ===========  =========  =========

          See accompanying notes to consolidated financial statements

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Supplemental schedule of noncash investing and financing activities:

  During the six month-period ended December 31, 1996 and the years ended June 30, 1996 and 1995, the Company completed four acquisitions as described in
Note 1. In conjunction with these acquisitions, aggregate liabilities assumed were as follows:

                                                                JUNE 30,
                                               DECEMBER 31, ------------------
                                                   1996       1996      1995
                                               ------------ --------  --------
                                                (UNAUDITED)
   Fair value of the assets acquired, net of
    cash and including intangibles............   $ 90,000   $ 72,000  $199,000
   Value of Company and subsidiary common
    stock issued and committed for
    consideration.............................    (90,000)   (75,000)  (47,000)
   Cash received in connection with the
    acquisition...............................        --       3,000    (8,000)
                                                 --------   --------  --------
   Aggregate liabilities assumed..............   $    --    $    --   $144,000
                                                 ========   ========  ========

  During the six-month period ended December 31, 1996, the Company issued an additional $85,000 of its common stock to resolve a dispute in the final purchase price of an entity acquired in fiscal year 1995.

  See Notes 3, 4 and 8 for additional noncash financing and investing activities during the years ended June 30, 1996 and 1995.




          See accompanying notes to consolidated financial statements

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  Franklin Telecommunications Corp. and its subsidiaries (collectively the "Company"), manufacture and distribute data communications and access and connectivity products for T-1 and X.25 wide-area networks, and provides internet services through its majority-owned subsidiary, FNET. FNET has had limited operations to date. The Company's customers are located predominantly in the United States in a wide range of industries including financial services, government and manufacturing.

 Reliance on Equity Financings to Fund Operations

  As shown in the accompanying consolidated statements of operations, the Company has had a net loss for each of the years ended June 30, 1996, 1995 and 1994 and for the six months ended December 31, 1996 (unaudited). The Company also has an accumulated deficit as of December 31, 1996 (unaudited) of $6,403,000. As shown in the accompanying consolidated statements of cash flows for the years ended June 30, 1996, 1995 and 1994 and for the six months ended December 31, 1996 (unaudited), the Company has raised monies from sales of its common stock and the common stock of its majority-owned subsidiary, FNET, to fund its operating losses. In addition, as disclosed in Note 12 to the consolidated financial statements, subsequent to December 31, 1996, the Company has sold additional shares of its common stock and FNET stock for net proceeds of $221,000 and $1,327,000, respectively (unaudited). In previous years, the Company has had fluctuating sales. With the introduction of the Company's new products and services, sales may or may not continue to fluctuate. Management of the Company believes that the cash on hand as of February 28, 1997 will sustain the Company's operations for at least one year. However, if the Company is unable to generate sufficient sales out of FTEL and FNET, it will need to obtain additional financings through additional equity sales to sustain its future operations beyond a period of one year.

 Acquisitions

  Effective December 9, 1994, the Company acquired all of the outstanding common stock of Lan Performance Labs, Inc. ("LPL") in exchange for 300,002 shares of its common stock. In conjunction with the acquisition, 26,495 shares of the Company's common stock were issued to certain creditors of LPL in exchange for payables totaling $26,495. This reduction in payables was considered in the allocation of fair market value of the assets acquired and liabilities assumed for purposes of allocating the purchase price. In December of 1996, the Company issued an additional 60,987 shares of its common stock to resolve a dispute in the final purchase price of LPL. The value of the shares issued of $85,000 was recorded to goodwill.

  The acquisition of LPL was accounted for by the Company using the purchase method of accounting. The excess of approximately $184,000 (as adjusted for the $85,000 as mentioned above) of the total acquisition cost over the net assets acquired and liabilities assumed was allocated to goodwill. The results of operations from December 9, 1994 to June 30, 1995 are included in the accompanying consolidated statement of operations for the year ended June 30, 1995. Fiscal 1995 pro forma presentation as if LPL had been acquired July 1, 1994 is not presented because the effect on operations would be immaterial.

  During the year ended June 30, 1996, the Company completed two acquisitions whereby the Company acquired all of the outstanding common stock of AlphaLink ("Alpha") and Malibu Internet Services ("MIS") in exchange for an aggregate of 110,000 shares of the Company's common stock and 50,000 shares of FNET common stock.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  The acquisitions of Alpha and MIS were accounted for by Franklin using the purchase method of accounting with the excess of approximately $65,000 of the total acquisition cost over the net assets acquired and liabilities assumed being allocated to goodwill. The results of operations from January 1, 1996 to June 30, 1996 for Alpha and June 1, 1996 to June 30, 1996 for MIS, respectively, are included in the accompanying consolidated statement of operations for the year ended June 30, 1996. Fiscal 1996 pro forma presentation as if these two acquisitions had been acquired as of the beginning of the 1996 fiscal year and fiscal 1995 pro forma presentation is not presented because the effect on operations would be immaterial.

  On December 13, 1996, the Company acquired the assets of No. 1 Internet Services ("No. 1"), in exchange for 40,000 shares of the Company's Common Stock and options to purchase 10,000 shares of the Company's Common Stock at $1.25, which was the fair market value on December 2, 1996, exercisable on January 1, 1998. In addition, FNET issued 20,000 shares of its Common Stock valued at $20,000 and granted options to purchase 80,000 shares of FNET Common Stock, exercisable at the rate of 20,000 shares per year at $1.00 per share in each of the four years beginning January 1, 1998. The acquisition was accounted for as a purchase with the excess of approximately $74,000 of the total acquisition cost over the net assets acquired and liabilities assumed being allocated to goodwill. Pro forma results for the six months ended December 31, 1996, as if the acquisition had taken place as of the beginning of the 1997 fiscal year is not presented because the effect on operations would be immaterial.

  On February 26, 1997, the Company agreed to acquire all of the outstanding common stock of CPR Computer Repair ("CPR") in exchange for 25,000 shares of the Company's common stock. As part of the agreement, CPR's shareholder has committed to pay all of the outstanding obligations of CPR as of February 26, 1997 (the "Commitment"). The Commitment is secured by a promissory note of $117,000. The total purchase price will be valued based on the value of the Company's stock given as consideration to acquire CPR.

  On February 28, 1997, the Company agreed to acquire all of the outstanding common stock of Internet Passport, Inc., a Georgia LLC, ("Passport") in exchange for a maximum of 600,000 shares of the Company's common stock. The agreement also provides for the issuance of an additional 100,000 shares of its common stock to satisfy certain obligations of Passport. Passport is a start-up company incorporated in August of 1996, that provides internet services pursuant to contractual arrangements with satellite transmission providers. The total purchase price will be valued based on the value of the Company's common stock given as consideration to acquire Passport. The purchase price is expected to be predominately allocated to intangibles and goodwill.

 Joint Venture

  In May 1996, the Company and a modem manufacturer formed Franklin Modem Corp. (the "Venture"), a joint venture to design and manufacture a V.34 modem to function with the Company's newly introduced D-Mark Channel Bank hardware. The Company has a 70% ownership interest in the venture with remaining interest being owned by the modem manufacturer. The joint venture had no operations as of December 31, 1996.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Franklin Telecommunications Corp. and its wholly-owned or majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Consolidated Interim Financial Information

  The accompanying interim consolidated financial statements have been prepared without audit, and certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

Company believes that the disclosures herein are adequate to make information presented not misleading. The consolidated results of operations for the six-month period is not necessarily indicative of results for the full year. In the opinion of management, the accompanying interim consolidated financial statements contain all adjustments of a normal and recurring nature necessary for a fair presentation of the Company's consolidated financial position as of December 31, 1996 and the results of their operations and their cash flows for each of the six-month periods ended December 31, 1996 and 1995.

 Concentrations of Credit Risk

  At times, the Company holds cash with financial institutions in excess of amounts insured by federal agencies.

  The Company extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.

  Four customers accounted for 18%, 17%, 13% and 12%, respectively, of the Company's product sales for the year ended June 30, 1996. Two customers accounted for 28% and 15%, respectively, of the Company's product sales for the year ended June 30, 1995. Three customers accounted for 16%, 20% and 20%, respectively, of the Company's product sales for the year ended June 30, 1994. At June 30, 1996, amounts due from three customers amounted to 60%, 20% and 16%, respectively, of accounts receivable. One customer, a related party, accounted for 1%, 9% and 9% of product sales for the years ended June 30, 1996, 1995 and 1994, respectively, and comprised 3% of accounts receivable at June 30, 1996. Two customers in the unaudited six-month periods ended December 31, 1996 and 1995 accounted for 52% and 11%, and 24% and 17%, respectively, of the Company's total sales. At December 31, 1996, amounts due from one customer amounted to 71% of accounts receivable.

  Export sales, primarily to Canada, Australia, Poland and England, represented 15%, 19% and 11% of net sales for the years ended June 30, 1996, 1995 and 1994, respectively. Export sales represented 5% and 16% of net sales for the unaudited six-month periods ended December 31, 1996 and 1995.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates effect the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from these estimates.

 Fair Value of Financial Instruments

  The accompanying consolidated balance sheets includes financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash, accounts receivable, accounts payable, long-term debt and other liabilities. The carrying amounts of the Company's financial instruments generally approximate their fair values at June 30, 1996. The fair value of the long-term debt to the Company's president and majority stockholder (see
Note 3) and the other liabilities (see Note 9) are not readily determinable as market comparables were not available for such instruments.

 Inventories

  Inventories are stated at the lower of cost or market (estimated net realizable value). Cost is determined using the average cost method, which approximates the first-in, first-out (FIFO) method. Such net realizable

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES value is based on forecasts for sales of the Company's products in the ensuing years. The industry in which the Company operates is characterized by rapid technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

 Property

  Property is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, principally five years. Repairs and maintenance are charged to expense. Betterments are capitalized. Amortization of purchased software is computed on a straight-line basis over the estimated useful life of the software. Depreciation and amortization expense related to property for the years ended June 30, 1996, 1995 and 1994 was $19,000, $17,000 and $89,000, respectively, and for the unaudited six-month periods ended December 31, 1996 and 1995 was $15,000 and $8,000, respectively.

 Stock Options and Warrants

  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock- based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

 Goodwill

  Goodwill arising in connection with the aforementioned business acquisitions is amortized using the straight-line method over five years. The Company assesses the recoverability of these intangibles by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of goodwill impairment, if any, is measured based on projected undiscounted future cash flows and charged to operations in the period in which goodwill impairment is determined by management. During the year ended June 30, 1996, management of the Company determined that $70,000 of goodwill had been impaired and, accordingly, the Company charged this amount to operations as reflected under other expenses in the accompanying 1996 consolidated statement of operations. Amortization of goodwill for the years ended June 30, 1996 and 1995 amounted to $22,000 and $10,000, respectively. Amortization of goodwill for the unaudited six-month periods ended December 31, 1996 and 1995 amounted to $6,000 and $10,000, respectively.

 Patents

  Included in other assets in the accompanying consolidated balance sheets is $30,000 of capitalized patent costs, net of accumulated amortization of $12,000 and $8,000 at June 30, 1996 and 1995, respectively. Patent costs are amortized on a straight-line method over their respective lives not to exceed 17 years. Amortization of patent expense for the years ended June 30, 1996 and 1995 was $4,000 and $2,000, respectively.

  Amortization of patent expenses for the six-month periods ended December 31, 1996 and 1995 was $2,000 in both periods.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

 Minority Interest

  Minority interest represents the minority stockholders' proportionate share of the equity of FNET. During the year ended June 30, 1996, Franklin transferred 4,200,000 shares of its ownership in FNET to two officers of the Company as payments on notes payable and for consulting services and issued an additional 50,000 shares to MIS as aforementioned. Management of the Company valued the FNET shares at $.015 per share, based upon the book value of FNET at the time of the transaction. The issuance of these shares caused Franklin's ownership percentage of FNET to decrease from 100% to 79% as of June 30, 1996.

  The transfer of shares of FNET by Franklin as described in the preceding paragraph resulted in the recognition by Franklin of a dilution of its investment which has been presented net of the minority interest in the loss of FNET in the accompanying 1996 consolidated statement of operations.

  During the unaudited six-month period ended December 31, 1996, FNET sold 140,000 shares of its stock to outside investors and issued 20,000 shares to acquire No. 1. The shares sold to investors were under a private offering circular pursuant to the exemption from registration under the 1933 Act provided in Rule 505 of Regulation D. After the issuance of these shares, Franklin's ownership percentage remained at 79% as of December 31, 1996.

 Revenue Recognition

  Revenues are recognized upon shipment of the products to customers. The Company does not allow the right of return on sales.

 Warranties

  The Company provides limited warranties of one year from the date of purchase of its products. No accrual has been made for warranty liabilities because they are not expected to be significant.

 Research and Development Costs

  Research and development costs are expensed as incurred.

 Advertising Costs

  Advertising costs are expensed as incurred and have not been historically material.

 Net loss Per Common Share

  The computation of loss per common share is based on the weighted average number of common and common equivalent shares outstanding during the years ended June 30, 1996, 1995 and 1994, and the unaudited six-month periods ended December 31, 1996 and 1995. Common stock equivalents (see Note 4) have been excluded from the aforementioned computations as their effect would be antidilutive.

 Income Taxes

  The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required when it is less likely than not that the Company will be able to realize all or a portion of its deferred tax assets.

 Reclassifications

  Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.

NOTE 2--INVENTORIES

  Inventories consist of the following:

                                                                   JUNE 30,
                                                  DECEMBER 31, -----------------
                                                      1996       1996     1995
                                                  ------------ -------- --------
                                                  (UNAUDITED)
   Raw materials.................................   $142,000   $ 49,000 $207,000
   Work in process...............................    106,000     44,000  228,000
   Finished goods................................     87,000    164,000  179,000
                                                    --------   -------- --------
                                                    $335,000   $257,000 $614,000
                                                    ========   ======== ========

NOTE 3--LONG-TERM DEBT

  Long-term debt consists of the following:

                                                              JUNE 30,
                                            DECEMBER 31, -------------------
                                                1996       1996      1995
                                            ------------ --------  ---------
                                            (UNAUDITED)
   Convertible notes payable to former
    vendors, bearing interest at 12% per
    annum, unsecured and due in December
    1999...................................  $  24,000   $ 24,000  $  24,000
   Unsecured demand note payable to the
    president and majority stockholder,
    bearing interest at 10% per annum......        --         --       2,000
   Notes payable to the president and
    majority stockholder, bearing interest
    from 8% to 9% per annum, secured by
    substantially all of the Company's
    assets, with due dates ranging through
    January 1999...........................    408,000    308,000    267,000
                                             ---------   --------  ---------
                                               432,000    332,000    293,000
   Less current portion....................   (136,000)   (94,000)  (132,000)
                                             ---------   --------  ---------
                                             $ 296,000   $238,000  $ 161,000
                                             =========   ========  =========

  The Company is past due in certain of its payments under its notes payable to its president and majority stockholder. The president and majority stockholder have waived the default provisions of the past due notes payable and do not intend to demand payment until after June 30, 1998.

  Future principal payments required under such notes are summarized as follows:

        YEARS
       ENDING
      JUNE 30,
      --------
       1997...........................................................  $ 94,000
       1998...........................................................    90,000
       1999...........................................................   148,000
                                                                        --------
                                                                        $332,000
                                                                        ========

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  During fiscal 1995, the Company canceled notes payable in the amount of $92,000 to the president and majority stockholder in exchange for the issuance of common stock (see Note 4).

  On September 20, 1996, the Company entered into an additional $100,000 promissory note with its president and majority stockholder in exchange for fiscal 1997 services rendered. No compensation expense was recorded in fiscal 1996 related to this new note. Compensation expense of $100,000 was recorded in connection therewith in the six-month period ended December 31, 1996. The note bears interest at 8% per annum, is secured by substantially all of the Company's assets and is payable in thirty-six equal monthly installments of $3,134. This new note is not included in the above maturity schedule.

NOTE 4--SHAREHOLDERS' EQUITY (DEFICIT)

 Stock Options

  The Company adopted an Incentive Stock Option Plan (Plan A) and a Nonqualified Stock Option Plan (Plan B) (the "1986 Plans"). Plan A provides for the granting of options to purchase shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code, and Plan B provides for the granting of options to purchase shares of common stock that are not intended to qualify. The 1986 Plans provide for the issuance of up to 700,000 shares in the aggregate at fair market value.

  During the year ended June 30, 1989, the Company adopted the 1988 Stock Option Plan (the "1988 Plan"). Under the terms of the plan, options to purchase 300,000 shares of the Company's common stock are available for issuance to employees, officers and directors. Options granted may be either incentive stock options or nonstatutory options. The exercise price of the incentive stock options and nonstatutory options may not be less than 110% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant.

  During the year ended June 30, 1994, the Company adopted the 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan provides for the granting of options to purchase up to 600,000 shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code.

  During the year ended June 30, 1995, the Company adopted the 1994 stock option Plan (the "1994 Plan"). The 1994 Plan provides for the granting of options to purchase up to 1,400,000 shares of common stock. Such options will be nonstatutory.

  Options granted under all four of the aforementioned plans vest in accordance with the terms established by the Company's stock option committee. All such options granted to date have vesting periods of between two to four years and generally terminate at the earlier of the end of the option period or termination of employment.

  On December 13, 1996, the Company granted options to purchase 1,000,000 shares of the Company's common stock to key management employees which were fully vested on the date of grant. The option price was set at $1.31 per share, the fair value of the underlying shares. The options are not included in the stock option plans below.

  In addition, to the options below, the Company has committed, but not granted, 100,000 options to purchase the Company's common stock at exercise prices from $1.68 to $2.12. The options will be granted upon adoption of a new stock option plan. The Company has also issued options in connection with the acquisition of No. 1 as discussed in Note 1.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Activity as to all stock option plans is as follows:

                                                                        OPTION
                                                            SHARES      PRICE
                                                           ---------  ----------
   Options outstanding at June 30, 1993................... 1,050,000     $.10
     Options granted......................................   490,000     $.10
     Options canceled or expired..........................  (325,000)    $.10
                                                           ---------
   Options outstanding at June 30, 1994................... 1,215,000     $.10
     Options granted...................................... 1,075,000     $.10
     Options canceled or expired..........................   (25,720)    $.10
     Options exercised....................................  (304,280)    $.10
                                                           ---------
   Options outstanding at June 30, 1995................... 1,960,000     $.10
     Options granted......................................   889,000  $ .15-1.18
     Options canceled or expired..........................  (225,000)    $.10
     Options exercised....................................   (44,500)    $.10
                                                           ---------
   Options outstanding at June 30, 1996................... 2,579,500  $ .10-1.18
     Options granted (unaudited)..........................   201,000  $1.62-2.05
     Options exercised (unaudited)........................   (33,000)    $.10
                                                           ---------
   Options outstanding at December 31, 1996 (unaudited)... 2,747,500
                                                           =========
   Options exercisable at December 31, 1996 (unaudited)... 1,115,000  $ .10-1.31
                                                           =========

  Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to SFAS 123, rather than the method pursuant to APB #25 discussed herein. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 6.3%; dividend yields of 0.0%; volatility factors of the expected market price of the Company's common stock of 100%; and expected terms of two to four years.

  The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

 For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                     FOR THE SIX
                                                     MONTHS ENDED  YEAR ENDED
                                                     DECEMBER 31,   JUNE 30,
                                                         1996         1996
                                                     ------------  -----------
                                                     (UNAUDITED)
Pro forma net loss:
  Net loss, as reported............................. $  (252,000)  $(1,467,000)
  Compensation expense under SFAS 123...............    (899,000)      (46,000)
                                                     -----------   -----------
Pro forma net loss.................................. $(1,151,000)  $(1,513,000)
                                                     ===========   ===========
Pro forma net loss per share........................ $      (.10)  $      (.15)
                                                     ===========   ===========

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Included in the six months ended December 31, 1996 (unaudited) is the effect of the aforementioned 1,000,000 options issued to key employees on December 13, 1996 to purchase the Company's common stock which were fully vested on the date of grant. Compensation expense under SFAS 123 for the six months ended December 31, 1996 (unaudited) of $721,000 was charged to pro forma net loss for the entire estimated fair market value of the 1,000,000 options awarded.

  The Company's majority-owned subsidiary, FNET, established a 1996 stock option plan (the "FNET Plan"). The FNET Plan provides for the granting of options to purchase up to 3,000,000 shares of FNET common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. Such options will become exercisable in accordance with the terms established by FNET's stock option committee. All options granted to date vest between zero and four years and generally terminate at the earlier of the end of the option period or termination of employment. During the year ended June 30, 1996, FNET granted 448,000 options to employees to acquire FNET common stock at an exercise price of $1.00. During the six months ended December 31, 1996, FNET issued an additional 1,691,000 options at an exercise price of $1.00. Total FNET options outstanding and exercisable at December 31, 1996 (unaudited) were 2,139,000 and 1,000,000, respectively.

 Stock Issuances

  During the year ended June 30, 1994, the Company issued 111,000 shares of its common stock to employees for cash of $11,000, the approximate fair value at the date of issuance.

  The Company issued 326,497 shares of its common stock during fiscal 1995 in connection with a business acquisition (See Note 1).

  On February 12, 1993, the Company entered into an option agreement with its president whereby the Company granted options to purchase 2,000,000 shares of the Company's common stock in exchange for the potential cancellation of debt owed to the related party. Such options were exercisable over a two year period at an exercise price of $.067 per share, the approximate fair value of the common stock of the Company at the date of grant. During the year ended June 30, 1995, the Company issued 2,000,000 shares of its common stock for the exercise of such options and canceled notes payable in the amount of $92,000 and accrued interest in the amount of $42,000.

  During the year ended June 30, 1995, the Company issued 259,280 shares of its common stock in connection with stock options exercised at $.10 per share by employees for compensation of $26,000.

  During the year ended June 30, 1995, the Company issued 22,000 shares of its common stock to an employee for a bonus. The stock was issued at $.10 per share in accordance with the bonus agreement.

  During 1995 and 1996, the Company granted to its president an option to acquire 1,000,000 and 350,000 shares, respectively, of its common stock at an exercise price of $.10 and $.78 per share, respectively, provided certain financing events took place. The options were both issued in the year of grant and are exercisable over a two-year period.

  During 1995, the Company also granted to a service provider options to acquire, within two years, 150,000 shares of its common stock at an exercise price of $.10. None of these options were exercisable at June 30, 1996 and are not within the aforementioned stock option plans.

  During the years ended June 30, 1996 and 1995, the Company issued 44,500 and 45,000 shares, respectively, of its common stock in connection with stock options exercised at $.10 per share for cash of $4,000 and $4,500, respectively.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  During the years ended June 30, 1996 and 1995, the Company issued 1,780,000 and 220,000 shares, respectively, of its common stock for cash of $890,000 and $110,000, respectively, in connection with a private placement (the "1995 Private Placement"). The Company, in connection with these issuances of shares, during the years ended June 30, 1996 and 1995, issued 1,780,000 and 220,000 warrants, respectively, to purchase shares of the Company's common stock. The exercise price of the warrants was $0.50, as amended, if exercised on or before March 24, 1996 and $1.25 if exercised after March 24, 1996 but on or before September 30, 1998 (the expiration date). There was no additional expense recorded in connection with the issuance of the warrants as the exercise price approximated the fair value at the date of issuance, as determined by management of the Company, of the underlying stock at the date of issuance. The Company paid no commissions or fees in connection with this private placement.

  In May 1995, in connection with the 1995 Private Placement, the Company entered into an investment banking agreement with an unrelated entity whereby the Company granted to the investment banker warrants to purchase 600,000 shares, as amended, of the Company's common stock at an exercise price of $1.35 per share. The warrants vested over a twelve-month period and include demand and piggy back registration rights after a period of 24 months from the date of the agreement. The warrants and/or underlying shares may be exercised anytime after two years and for a period of four years from the date of the agreement. As of June 30, 1996 none of these warrants had been exercised.

  The Company issued or committed to issue 110,000 shares of its common stock valued at $75,000 during fiscal 1996 in connection with two business acquisitions (See Note 1).

  During the year ended June 30, 1996, the Company issued 34,839 shares of its common stock to certain employees for compensation. The stock was issued at prices ranging from $.25 to $.70 per share in accordance with the respective agreements.

  During the year ended June 30, 1996, the Company issued 7,555 shares of its common stock to certain vendors as payment on accounts payable of approximately $11,000.

  In March and April 1996, the Company received cash of $73,000 and issued 145,000 shares of its common stock upon the conversion of warrants issued in connection with the 1995 Private Placement.

  In June 1996, the Company issued 28,572 shares of its common stock for cash of $20,000, the approximate fair value at the date of the issuance.

  The Company has reflected in the accompanying 1996 consolidated statements of capital deficiency the addition of 23,031 shares as outstanding to correct the omission of such shares in previously issued consolidated financial statements.

  During the six-month period ended December 31, 1996, the Company issued 820,590 shares of its common stock in connection with a private placement (the "1996 Private Placement") for cash of $698,000. The Company paid no commissions or fees in connection with this private placement. On August 21, 1996, the Company issued 380,000 shares for a note receivable totaling $190,000 in connection with warrants issued with the 1995 Private Placement. This note receivable was paid in full subsequent to December 31, 1996. On December 13, 1996, in connection with the acquisition of No. 1, the Company issued 40,000 shares of its common stock and options to purchase 10,000 shares of the Company's Common Stock at $1.25, which was the fair market value on December 2, 1996, exercisable on January 1, 1998. In addition, FNET issued 20,000 shares of its Common Stock valued at $20,000 and granted options to purchase 80,000 shares of FNET Common Stock, exercisable at the rate of 20,000 shares per year at $1.00 per share in each of the four years beginning January 1, 1998.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Pursuant to state laws, the Company is currently restricted, and may be restricted for the foreseeable future, from making dividends to its stockholders as a result of its accumulated deficit as of June 30, 1996.

NOTE 5--FOURTH QUARTER ADJUSTMENTS

  In the fourth quarter of fiscal 1996, the Company recorded certain fourth quarter adjustments that, in the aggregate, increased the Company's net loss by approximately $777,000. The adjustments principally consisted of reductions of inventory and increases in accrued expenses.

NOTE 6--INCOME TAXES

  The tax effects of temporary differences that give rise to deferred taxes at June 30, 1996 are as follows:

                                                              JUNE 30,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
   Deferred tax assets:
     Accounts receivable, principally due to
      allowance for doubtful accounts................  $     3,000  $     4,000
     Compensated absences and deferred salaries,
      principally due to accrual for financial
      reporting purposes.............................      112,000       60,000
     Inventories, principally due to additional costs
      inventoried for tax purposes pursuant to the
      Tax Reform Act of 1986 and allowance for
      inventory obsolescence.........................      191,000       68,000
     General business tax credit carryforwards.......      345,000      449,000
     Net operating loss carryforwards................    2,498,000    1,942,000
                                                       -----------  -----------
     Total gross deferred tax assets.................    3,149,000    2,523,000
     Less valuation allowance........................   (3,145,000)  (2,519,000)
                                                       -----------  -----------
     Net deferred tax assets.........................        4,000        4,000
   Deferred tax liabilities:
     Plant and equipment, principally due to
      differences in depreciation....................       (4,000)      (4,000)
                                                       -----------  -----------
     Net deferred tax liability......................  $       --   $       --
                                                       ===========  ===========

  The valuation allowance increased by approximately $626,000 and $179,000 during the years ended June 30, 1996 and 1995, respectively.

  No provision for income taxes for the years ended June 30, 1996 and 1995 is required, except for minimum state taxes, since the Company incurred losses during such years.

  Income tax expense was $2,000 and differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to loss before minority interest and income taxes as a result of the following:

                                                          JUNE 30,
                                                ------------------------------
                                                  1996       1995      1994
                                                ---------  --------  ---------
   Computed "expected" tax benefit............. $(520,000) $(54,000) $(144,000)
   Increase in income taxes resulting from:
     Change in the beginning-of-the-year
      balance of the valuation allowance for
      deferred tax assets allocated to income
      tax expense..............................   520,000    54,000    144,000
     State income taxes........................     2,000     2,000      2,000
                                                ---------  --------  ---------
                                                $   2,000  $  2,000  $   2,000
                                                =========  ========  =========

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  As of June 30, 1996 the Company had consolidated net operating loss carryforwards of approximately $7,052,000 and $1,638,000 for Federal and state income tax reporting purposes, respectively, which expire in varying amounts through 2011. The Company also has general business tax credit carryforwards of approximately $322,000 and $23,000 available to offset against future Federal and state income taxes, respectively, which expire at various times through 2011. Should a substantial change in the Company's ownership occur, there could be an annual limitation on the amount of the net operating less carryforwards available for use in the future.

NOTE 7--RELATED PARTY TRANSACTIONS

  The Company recorded sales of approximately $3,000, $131,000 and $117,000 to an entity affiliated with a stockholder of the Company during the years ended June 30, 1996, 1995 and 1994, respectively.

  On January 1, 1993, the Company entered into a five year employment agreement with the president and stockholder which provides for annual salary increases of six percent per annum. Compensation related to this agreement, a portion of which is paid semi-monthly and a portion of which is deferred and is therefore included in accrued salaries and related expenses in the accompanying consolidated balance sheets, was $275,000, $259,000 and $188,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

  During the year ended June 30, 1995 and six-month period ended December 31, 1996, the Company issued notes payable to the president and stockholder for $217,000 and $100,000 (unaudited), respectively, of accrued compensation (see
Note 3).

NOTE 8--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases its production and administrative facilities under a noncancelable operating lease that expires in fiscal 1997. In addition to the minimum annual rental commitments, the lease provides for periodic cost of living increases in the base rent and payment by the Company of common area costs. Rent expenses related to the operating lease were $51,000, $59,000 and $47,000 for the years ended June 30, 1996, 1995 and 1994, respectively. Rent expense for the six-month period ended December 31, 1996 and 1995 was $28,000 (unaudited) and $26,000 (unaudited), respectively. Future minimum lease payments as of June 30, 1996, which are all due in fiscal 1997, total approximately $12,000 (unaudited).

 Litigation

  The Company is involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

 Dealer Agreement

  In March 1996, FNET entered into a dealer agreement with an individual (the "Dealer") whereby the Dealer would be granted the exclusive right by FNET to market, sell or otherwise offer certain services and goods to customers within the Dealer's territory, as defined. In connection with this agreement, the Dealer paid $45,000 to FNET as consideration for the rights described above. The Dealer was to receive commissions at rates ranging from 10% to 30% based on certain terms and conditions. Commissions paid to the Dealer during fiscal 1996 were not material.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  In September 1996, FNET and the Dealer entered into a mutual general release whereby both parties were released from all claims pursuant to the agreement. In connection therewith, the Company converted $20,000 of the monies paid by the Dealer to FNET, as noted above, to 23,350 shares of the Company's common stock as consideration for the mutual general release. Such shares are considered to be committed as of June 30, 1996 and are therefore included as such in the accompanying 1996 consolidated balance sheet.

 Private Placement Exemptions

  The Company's and FNET's private placements of securities have been issued in transactions intended to be exempt from registration under the 1933 Securities Act pursuant to the provisions of Regulation D promulgated thereunder. These rules include factors pursuant to which one or more private placement transactions may be integrated as part of other offerings and include rules that limit the dollar amount that can be raised and the number of non-accredited investors that can participate. In the event any of the Company's private placement transactions, including private placement transactions undertaken by the Company since the transactions referred to above, were deemed to be integrated, it is possible that the exemption from the registration requirements of the 1933 Securities Act would not be available for one or more of those offerings. In the event that one or more of such transactions are determined not to have been exempt from such registration requirements, the purchasers may have the right to seek recission of the sales and/or seek money damages against the Company. Management believes that each of the Company's private offerings were exempt from the registration requirements of the 1933 Exchange Act.

 800 Service Agreement

  In December 1996, the Company entered into two agreements with an 800 number supplier (the "Supplier") to service the FNET customer base, both internally and for resale. The agreements provide the Company exclusive rights to 800 service in exchange for an incremental fee of $5,000 per month for each group of 4,000 customers. The monthly fee has a minimum payment of $25,000 or up to 20,000 customers. The agreements calls for the Company to issue the Supplier 50,000 shares of the Company's stock, options to purchase 100,000 shares of FNET stock at $1.00 per share and options to purchase 100,000 shares of Franklin 800 Corp., a new wholly owned subsidiary of FNET, at a $1.00. As of February 28, 1996, the Company was renegotiating the 50,000 shares of the Company's common stock to be issued under the agreement. It is the Company's intent that such shares will be provided by an affiliate.

NOTE 9--OTHER LIABILITIES

  On February 5, 1993, the Company modified the terms of a note payable to a former supplier with a balance of $572,000 that required the payment of $30,000 in cash and an agreement to pay the former supplier $10 per Franklin manufactured board up to a total of $700,000. There is no expiration date on the revised agreement. On November 29, 1994, the agreement was further modified. The modified terms are $10 per Franklin board sold for $300 and $2 per board sold for $300 or less. The modified agreement was effective through June, 1995 and no new modification has been entered into. Amounts paid under these agreements totaled approximately $5,000, $16,000 and $13,000 during the years ended June 30, 1996, 1995 and 1994, respectively. For the six-month period ended December 31, 1996, $1,000 (unaudited) was paid under this arrangement.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

NOTE 10--OTHER ACCRUED LIABILITIES

  Other accrued liabilities consists of the following:

                                                                  JUNE 30,
                                                 DECEMBER 31, -----------------
                                                     1996       1996     1995
                                                 ------------ -------- --------
                                                 (UNAUDITED)
   Sales tax payable............................   $ 74,000   $ 76,000 $ 79,000
   Accrued interest payable, primarily to
    related party...............................     62,000     45,000   31,000
   Accrued audit................................        --      20,000   20,000
   Accrued litigation settlement................        --         --    23,000
   Lease termination costs......................        --         --    26,000
   Other........................................     15,000     33,000   19,000
                                                   --------   -------- --------
                                                   $151,000   $174,000 $198,000
                                                   ========   ======== ========

NOTE 11--401(K) PLAN

  The Company sponsors a 401(k) plan which includes a deferred feature under section 401(k) of the Internal Revenue Code (the "Plan"). The Plan covers all full-time employees of the Company. Contributions to the plan are at the discretion of the Company's Board of Directors, but limited to the amounts allowable for federal income tax purposes. Under the section 401(k) portion of the Plan, employees may elect to contribute up to 20% of their compensation. The Company did not make any contributions to the Plan during either of the years ended June 30, 1996, 1995 or 1994.

NOTE 12--SUBSEQUENT EVENTS

  In connection with the private placements as discussed in Note 4, the Company had, from January 1, 1997 through February 28, 1997, sold an additional 59,608 shares of its common stock for $190,000. The Company paid no commissions or fees in connection with these private placements. On February 7, 1997, the Company issued 20,000 shares for $25,000 upon the exercise of stock warrant issued with the aforementioned private placement.

  In addition, during the period from January 1, 1997 through February 28, 1997, the Company received cash of $6,000 in connection with the exercise of stock options. In connection therewith, the Company has issued 57,700 shares of the Company's common stock.

  Subsequent to December 31, 1996, the Company's majority-owned subsidiary, FNET, issued 1,152,000 shares of its common stock in exchange for $1,327,000. This reduced the Company's ownership in FNET from 79% to 74%. To the extent that FNET continues to issue equity, the Company's ownership in FNET will be further diluted.

  See Note 1 regarding the acquisitions of Passport and CPR.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Dividend Policy...........................................................   12
Use of Proceeds...........................................................   12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   13
Selected Financial Data...................................................   17
Price Range of Common Stock...............................................   18
Business..................................................................   19
Management................................................................   26
Principal Shareholders....................................................   30
Selling Shareholders......................................................   31
Plan of Distribution......................................................   33
Description of Common Stock...............................................   34
Legal Matters.............................................................   34
Experts...................................................................   34
Additional Information....................................................   34
Index to Financial Statements.............................................  F-1

  UNTIL       , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,103,750 SHARES

                       FRANKLIN TELECOMMUNICATIONS CORP.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement are estimated to be as follows:

      Printing and duplication expenses.............................. $
      Registration fee...............................................  3,291.86
      Blue sky filing fees and expenses..............................
      Legal fees and expenses........................................
      Accounting fees and expenses...................................
      Transfer Agent fees............................................
      Miscellaneous..................................................
                                                                      ---------
          Total...................................................... $
                                                                      =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Bylaws provide that the Company may indemnify its officers and directors, and may indemnify its employees and other agents, to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth a list of all unregistered securities issued by the Company during the past three years. All securities were issued pursuant to the exemptions provided for under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The securities were issued for cash, upon exercise of employee stock options and in connection with certain acquisitions by the Company.

                                                                    EXERCISABLE
                        NAME                        DATE    SHARES   WARRANTS
                        ----                      --------- ------- -----------
   1996 Private Placement........................    8/1/96 890,595
   28 Individuals
   Len Bartz.....................................   6/30/96  23,350
   Michael C. Peters.............................    3/1/96 380,000
   Eileen Rouse..................................    3/1/96  10,000
   Michael Parkhurst.............................   8/26/96   5,000
   Patrick Klos..................................   10/1/96  15,000
   Dianne Oliver.................................   10/8/96   8,000
   Michael Klos..................................  10/10/96   5,000
   Terry Lee.....................................   12/2/96  20,000
   Steve Sullivan................................   12/2/96  20,000
   Millhollan/Ellis.............................. 3/96-2/97  12,000
   Charles & Barb Arledge........................   12/4/96   5,808
   Brew & Shirley Arms...........................   12/4/96   5,808

                                                                EXERCISABLE
                      NAME                       DATE   SHARES   WARRANTS
                      ----                     -------- ------- -----------
   Andrew & Joan Chitiea......................  12/4/96   5,808
   Daniel & Pat Derbes........................  12/4/96  11,617
   Kenneth King...............................  12/4/96   2,905
   Herman & D. Krantz.........................  12/4/96   7,260
   Dale & Monica Sheets.......................  12/4/96  14,521
   Robert & Erma Sheets.......................  12/4/96   7,260
   John Calderwood............................   1/7/97   5,000
   Frederick I. Camerer.......................     3/96   5,000
   Edward D. Bagley...........................   2/5/97  59,608
   Marcia Marino..............................   2/7/97  20,000
   Peter Buswell..............................  2/25/97  30,000
   Kristin Peters.............................  2/26/97  10,000
   Sparrow Marcioni...........................  1/28/97 600,000
   Neil Wyenn.................................  2/26/97  25,000
   M.H. Meyerson & Co., Inc...................  5/11/95           600,000
   Wilson Davis...............................  10/1/95            30,000
   Sam Wilson.................................  10/1/95            50,000
   Paul Davis.................................  10/1/95            50,000
   Lyle Davis.................................  10/1/95            60,000
   Byron Barkley..............................     3/96  20,000    20,000
                                                 shares
                                                10/1/95
                                               warrants
   Bryan B. Bagley PFT Sharing ...............   3/1/96  20,000
   Bryan B. Bagley............................   3/1/96  20,000
   Bollard Investment Co......................  10/1/95            40,000
   Bruce Whaley...............................  10/1/95            40,000
   Joe Fisher.................................     3/96  70,000    40,000
                                                 shares
                                                10/1/95
                                               warrants
   Gary Nelson................................  10/1/95            64,000
   Gary Nelson Transcorp C/F..................  10/1/95            11,000
   Gary Conrad................................  10/1/95           200,000
   Ronald Heller..............................  10/1/95           303,000
   David Nagelberg............................  10/1/95           303,000

                                                                EXERCISABLE
                      NAME                     DATE    SHARES    WARRANTS
                      ----                    ------- --------- -----------
   Martin & Co............................... 10/1/95             146,000
   Michael and Linda Silvestri............... 10/1/95              28,000
   Jeffrey Barber............................ 10/1/95              14,000
   Joel Marcus............................... 10/1/95              12,000
   Rocco Vezza............................... 10/1/95              12,000
   Joanne Gioia.............................. 10/1/95              12,000
   Joseph Schmidt............................ 10/1/95              10,000
   Kevin Charos.............................. 10/1/95              10,000
   Frederick I. Camerer...................... 5/11/94    30,000
   Michael C. Peters......................... 5/12/94    30,000
   Frederick I. Camerer...................... 5/31/94    50,000
   Mark Peters............................... 6/17/94     1,000
   Kristen Peters............................  Jan-95    10,000
   John Costello.............................  Jan-95   199,806
   Herman & D. Krantz........................  Jan-95     7,260
   Dale & Monica Sheets......................  Jan-95    14,521
   Robert & Erma Sheets......................  Jan-95     7,260
   Colin Patterson...........................  Jan-95    29,042
   John Costello.............................  Jan-95     7,260
   Added Value...............................  Jan-95     3,493
   Robert & Erma Sheets......................  Jan-95     1,529
   Herman & D. Krantz........................  Jan-95     1,529
   Colin Patterson...........................  Jan-95     6,087
   Photo Vision..............................  Jan-95       405
   Added Value...............................  Feb-95       389
   Micropolus................................  Feb-95       489
   Future Elect..............................  Feb-95     2,043
   Charles Arledge...........................  Feb-95     1,159
   Brew Arms.................................  Feb-95     1,159
   Andew Chitiea.............................  Feb-95     1,160
   Dan Derbes................................  Feb-95     2,319
   Kenneth King..............................  Feb-95       580
   Frederick I. Camerer......................  Apr-95    25,000
   Kristen Peters............................  Apr-95    10,000
   UPS.......................................  Apr-95     1,084
   Frank Peters..............................  Apr-95 2,000,000
   Dale & Monica Sheets......................  May-95     3,070
   Michelle Nisbet...........................  May-95     4,280
   Frank Dragun..............................  May-95    22,000

                                                                EXERCISABLE
                    NAME                      DATE     SHARES    WARRANTS
                    ----                   ---------- --------- -----------
   Charles & Barb Arledge.................     May-95     5,808
   Brew & Shirley Arms....................     May-95     5,808
   Andrew & Joan Chitiea..................     May-95     5,808
   Daniel & Pat Derbes....................     May-95    11,617
   Kenneth King...........................     May-95     2,905
   Michael C. Peters......................    6/30/95   255,000
   Kristen Peters.........................     Jul-95    10,000
   Frank Jones............................     Aug-95     5,000
   Michael Parkhurst......................     Aug-95    15,000
   Wyle...................................     Aug-95     7,555
   Bill Woods.............................     Aug-95     4,000
   Kristen Peters.........................     Aug-95     8,127
   Frederick I. Camerer...................     Sep-95     9,147
   Michael Peters.........................     Sep-95    13,565
   1995 Reg. D. Private Placement......... 6/95-10/95 2,000,000
   Richard Parkhurst......................     Dec-95    25,000
   Frederick I. Camerer...................     Feb-96    12,500
   Michael & Marcia Marino................    6/30/96    28,572

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  The following exhibits are filed with this Registration Statement:

    3.1  Articles of Incorporation of Franklin Telecommunications Corp.
    3.2  Bylaws of Franklin Telecommunications Corp.
    5.1  Opinion of Phillips & Haddan LLP (to be supplied by amendment)
   10.1  Employment Agreement, dated March 1, 1993 between Franklin
          Telecommunications Corp. and Frank W. Peters
   10.2  Confidential Agreement dated June 3, 1996 between Malibu Internet
          Services and Franklin Telecommunications Corp.
   10.3  Joint Venture Agreement dated May 23, 1996 between StarComm Products
          Inc. and Franklin Telecommunications Corp.
   10.4  Letter Agreement dated February 28, 1997 between Internet Passport LLC and Franklin Telecommunications Corp.
   10.5  Subscriber Agreement dated January 2, 1997 between LaserVend, Inc and
          Franklin Telecommunications Corp.
   10.6  Subscriber Agreement dated January 28, 1997 between A-Online
          Information Services, Inc. and Franklin Telecommunications Corp.
   10.7  Subscriber Agreement dated January 17, 1997 between WebTV Networks,
          Inc. and Franklin Telecommunications Corp.
   10.8  Letter Agreement dated February 26, 1997 between CPR Computer Repair,
          Inc. and Franklin Telecommunications Corp.
   10.9  Letter Agreement dated December 2, 1996 between Number 1 Internet
          Services and Franklin Telecommunications Corp.
   10.10 Warrant Agreement dated May 18, 1995 between M. H. Myerson & Co. and
          Franklin Telecommunications Corp.
   10.11 Form of Letter Agreement dated March 17, 1997 between M. H. Myerson &
          Co. and Franklin Telecommunications Corp.
   23.1  Consent of Corbin & Wertz, Certified Public Accountants
   23.2  Consent of Phillips & Haddan LLP (to be included as part of Exhibit
          5.1)

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registation by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expense incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on March 11, 1997.

                                          Franklin Telecommunications Corp.

                                          By      /s/ Frank W. Peters
                                            ___________________________________
                                                      Frank W. Peters
                                                         President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank W. Peters his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
(1) Principal Executive Officer

      /s/ Frank W. Peters            President and a Director        March 11, 1997
____________________________________
          Frank W. Peters

(2) Principal Financial and Accounting Officer

       /s/ Thomas Russell            Chief Financial Officer and     March 11, 1997
____________________________________  a Director
          Thomas Russell

(3) Directors

      /s/ Peter S. Buswell           Director                        March 11, 1997
____________________________________
         Peter S. Buswell

       /s/ Robert S. Harp            Director                        March 11, 1997
____________________________________
          Robert S. Harp